                   -------------------------------------------

                              ARRANGEMENT AGREEMENT

                   -------------------------------------------




                                     BETWEEN



                                 CELESTICA INC.



                                       and



                           PRIMETECH ELECTRONICS INC.







                                  MAY 31, 2001

                                TABLE OF CONTENTS

                                    ARTICLE 1

                                 INTERPRETATION

 1.1      Definitions.........................................................2
 1.2      Construction........................................................7
 1.3      Currency............................................................8
 1.4      Knowledge...........................................................8

                                    ARTICLE 2

                                 THE ARRANGEMENT

 2.1      Interim Order.......................................................8
 2.2      Final Order.........................................................9
 2.3      Articles of Arrangement and Effective Date..........................9
 2.4      Meeting.............................................................9
 2.5      Shareholder and Optionholder Approval..............................10

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF CELESTICA

 3.1      Organization and Qualification.....................................10
 3.2      Authority Relative to this Agreement...............................10
 3.3      Issuances of Celestica Subordinate Voting
                   Shares Pursuant to the Plan of Arrangement................11
 3.4      Public Filings.....................................................12
 3.5      Financial Statements...............................................12
 3.6      Absence of Certain Changes or Events...............................13

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                  OF PRIMETECH

 4.1      Organization and Qualification.....................................13
 4.2      Authority Relative to this Agreement...............................13
 4.3      Capitalization.....................................................14
 4.4      Subsidiary.........................................................15
 4.5      Title to Properties................................................15
 4.6      Inventories........................................................16
 4.7      Intellectual Property..............................................16
 4.8      Insurance..........................................................16

4.9      Contracts...........................................................17
4.10     Compliance with Laws; Licences......................................17
4.11     Financial Statements................................................17
4.12     Books and Records...................................................18
4.13     Absence of Changes..................................................18
4.14     Taxes...............................................................19
4.15     Litigation, Etc.....................................................20
4.16     Environmental.......................................................20
4.17     Employees...........................................................22
4.18     Benefit Plans.......................................................23
4.19     Customers...........................................................23
4.20     Public Filings......................................................24
4.21     Approval of Arrangement.............................................24
4.22     Full Disclosure.....................................................24

                                    ARTICLE 5

                                    COVENANTS

5.1      Public Statements...................................................25
5.2      Listing of Celestica Subordinate Voting Shares......................25
5.3      Covenants of Primetech..............................................25
5.4      Covenants of Celestica..............................................30
5.5      Covenants Regarding Non-Solicitation................................32
5.6      Notice by Primetech of Superior Proposal Determination..............34
5.7      Break Fee Event.....................................................34
5.8      Employment Agreements, Pension Plan and Options.....................35
5.9      Access to Information and Properties................................35
5.10     Further Assurances..................................................36
5.11     Directors' and Officers' Insurance..................................36

                                    ARTICLE 6

                          CONDITIONS TO THE ARRANGEMENT

6.1      Mutual Conditions Precedent.........................................36
6.2      Celestica Conditions Precedent......................................37
6.3      Primetech Conditions Precedent......................................40
6.4      No Waiver, Etc......................................................42
6.5      Merger of Conditions................................................42

                                    ARTICLE 7

                        AMENDMENT, TERMINATION AND WAIVER

7.1      Amendment...........................................................42

 7.2      Mutual Understanding Regarding Amendments..........................43
 7.3      Termination........................................................43
 7.4      Waiver.............................................................44
 7.5      Effect of Termination..............................................44

                                    ARTICLE 8

                                     GENERAL

 8.1      Expenses...........................................................44
 8.2      Remedies...........................................................44
 8.3      Notices............................................................45
 8.4      Investigation......................................................46
 8.5      Severability.......................................................46
 8.6      Entire Agreement, Assignment and Governing Law.....................46
 8.7      Binding Effect.....................................................47
 8.8      Counterparts.......................................................47
 8.9      English Language...................................................47

                              ARRANGEMENT AGREEMENT


                  THIS AGREEMENT made the 31st day of May, 2001.

B E T W E E N:


                                    CELESTICA INC.,
                                    a corporation incorporated under the
                                    laws of the Province of Ontario,

                                    (hereinafter, "CELESTICA"),

                                    - and -

                                    PRIMETECH ELECTRONICS INC.,
                                    a corporation incorporated under the
                                    CANADA BUSINESS CORPORATIONS ACT

                                    (hereinafter, "PRIMETECH").


                  WHEREAS Primetech intends to propose to its shareholders at the Meeting (as hereinafter defined) a statutory plan of arrangement under section 192 of the CANADA BUSINESS CORPORATIONS ACT on the terms of the Plan of Arrangement (as hereinafter defined);

                  AND WHEREAS John McAllister Holdings Inc. ("JM Holdings") and Timothy Casey Holdings Inc. ("TC Holdings") are the registered and beneficial owners of 3,152,502 and 3,103,821 Primetech Common Shares (as hereinafter defined), respectively, representing approximately 20.4% and 20.0% of the issued and outstanding Primetech Common Shares, respectively, and McAllister is the registered and beneficial owner of all of the issued and outstanding shares of JM Holdings;

                  AND WHEREAS each Principal Shareholder has expressed its intention to vote the Primetech Common Shares and Primetech Options held by such Principal Shareholder, or in respect of which such Principal Shareholder is entitled to exercise the voting rights attaching thereto, in favour of the Arrangement and has entered into a Support Agreement (as hereinafter defined);

                  AND WHEREAS the Primetech Board of Directors, after consultation with its legal and financial advisors, has unanimously determined that the Arrangement is fair to the Shareholders and Optionholders and in the best interests of Primetech and has resolved to enter into this Agreement and to recommend that the Shareholders and Optionholders vote in favour of the Arrangement, all on the terms and subject to the conditions contained herein;

                  NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party to the others, the Parties covenant and agree as follows:


                                    ARTICLE 1

                                 INTERPRETATION

1.1               DEFINITIONS.

                  In this Agreement and, unless otherwise defined, in the Exhibits, the following terms have the following meanings, respectively:

"ACQUISITION PROPOSAL" means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material issue or sale of treasury shares or rights or interests therein or thereto or similar transactions or series of transactions involving Primetech or the Subsidiary, or a proposal to do so, excluding the Arrangement;

"AGREEMENT" means this agreement including the Exhibits hereto and all amendments hereto made in accordance with Section 7.1;

"ARRANGEMENT" means the proposed arrangement involving Primetech and its Shareholders and Optionholders under the provisions of section 192 of the CBCA, on and subject to the terms and conditions set forth in the Plan of Arrangement and all amendments thereto made in accordance with Section 7.1;

"BUSINESS DAY" means a day other than a Saturday, Sunday or day on which Canadian chartered banks are authorized or required by Law to be closed in Toronto, Ontario or Montreal, Quebec;

"CBCA" means the CANADA BUSINESS CORPORATIONS ACT;

"CELESTICA MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations (including results of operations), assets, properties or condition (financial or otherwise) of Celestica and its subsidiaries taken as a whole, but excluding any change, event or occurrence that: (a) relates to the Canadian or United States economy or securities markets in general; (b) is reasonably attributable to the announcement of this Agreement and the transactions contemplated hereby; or (c) applies to the electronics manufacturing services industry generally;

"CELESTICA NDA" means the non-disclosure, exclusivity and standstill agreement dated March 21, 2001 between Celestica, Primetech, JM Holdings and TC Holdings, as amended;

"CELESTICA PUBLIC DOCUMENTS" means documents or information filed by Celestica under applicable securities Laws since and including January 1, 2000 to and including the date hereof, including Celestica's: (a) annual report to the shareholders for the year ended December 31, 2000; (b) management information circular and proxy statement dated March 9, 2001 in respect of the annual and special meeting of the shareholders held April 18, 2001; (c) annual report on Form 20-F for the year ended December 31, 1999, dated May 18, 2000; (d) interim consolidated financial statements for the three-month period ended March 31, 2001; and (e) press releases and material change reports filed under applicable securities Laws since and including January 1, 2000;

"CELESTICA SUBORDINATE VOTING SHARES" means subordinate voting shares in the capital of Celestica;

"COMPETITION ACT" means the COMPETITION ACT (Canada);

"COURT" means the Superior Court of Quebec, District of Montreal, unless otherwise agreed to by Celestica and Primetech;

"DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA;

"DISSENT RIGHTS" means the right of a Shareholder to dissent in respect of the Arrangement pursuant to the procedures set forth in section 190 of the CBCA and
Section 3.1 of the Plan of Arrangement;

"EFFECTIVE DATE" means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

"EFFECTIVE TIME" means 12:01 a.m. (Montreal time) on the Effective Date;

"EMPLOYEE" has the meaning set out in Subsection 4.17(d);

"EMPLOYMENT AGREEMENTS" means, collectively, (a) the employment agreement dated June 12, 1998 between Primetech and John McAllister; (b) the employment agreement dated June 12, 1998 between Primetech and Gordon Gray; (c) the employment agreement dated March 16, 2001 between Primetech and David Brown; and
(d) the employment agreement dated March 16, 2001 between Primetech and Don Graveson;

"ENCUMBRANCE" includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

"ENVIRONMENTAL LAWS" has the meaning set out in Subsection 4.16(a);

"EXCHANGED OPTION" has the meaning set out in the Plan of Arrangement;

"FINAL ORDER" means the final order of the Court approving the Arrangement, as such may be amended or varied at any time prior to the Effective Date;

"GOVERNMENTAL ENTITY" means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"HAZARDOUS SUBSTANCE" has the meaning set out in Subsection 4.16(a);

"INFORMATION CIRCULAR" means the management proxy circular of Primetech in both the English and French languages seeking approval of the Arrangement to be sent to Shareholders and Optionholders in connection with the Meeting;

"INTELLECTUAL PROPERTY" means industrial and intellectual property under the Laws of Canada and other jurisdictions, including all:

         (a) trade secrets, confidential information and confidential know-how, including all unpatented inventions, customer and supplier lists, formulae, systems, methodologies, processes, documents, works, designs, prototypes, materials, technologies, inventor's notes, unpublished studies and data, research designs, research results and notes, prototypes, drawings, design and construction specifications, production, operating and quality control manuals, marketing strategies, and current or proposed business opportunities;

         (b) copyrights and all waivers of moral rights associated with copyrights, including all copyrights and moral rights in software and world wide web pages, and also rights to graphic design and user interface elements and "look and feel", and databases;

         (c)      industrial designs, design patents and other designs;

         (d)      mask works and integrated circuit topographies;

         (e)      patents;

         (f) registered and unregistered trade-marks, service marks, sound marks, trade names, brand names, trade dress, indicia, distinguishing guises, logos, designs, business names, domain names, Internet protocol addresses and classes of Internet protocol addresses, any other source or business identifiers and fictitious characters, and all goodwill associated with the foregoing; and

         (g) all rights to take legal action in respect of past infringement of the property described in (i) to (vi) above,

and all registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information, documentation, Licences, registered user agreements and other agreements relating to the foregoing;

"INTERIM ORDER" means the interim order of the Court to be issued pursuant to the application referred to in Section 2.1;

"INVENTORY" means all of the inventory of Primetech and the Subsidiary, including the raw material, work-in-process and finished goods inventory of Primetech and the Subsidiary and all inventory subject to purchase orders of Primetech or the Subsidiary or that Primetech or the Subsidiary otherwise has committed or commits to purchase;

"LAWS" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, decrees, directions and judgments or other requirements of any Governmental Entity;

"LICENCES" has the meaning set out in Section 4.10;

"MAILING DATE" means the date on which the Information Circular is mailed to Shareholders and Optionholders;

"MAILING DEADLINE" has the meaning set out in Subsection 2.4(a)(ii);

"MEETING" means the special meeting of Shareholders and Optionholders to be held for the purpose of considering the Arrangement and any adjournment(s) or postponement(s) thereof;

"MEETING DEADLINE" has the meaning set out in Subsection 2.4(a)(i);

"NYSE" means The New York Stock Exchange, Inc.;

"OPTIONHOLDER" means a holder of Primetech Options;

"PARTY" means a party to this Agreement;

"PENSION AGREEMENTS" means, collectively: (i) the executive compensation agreement dated August 11, 1983 between Tech-Rep Electronics Ltd. (now Primetech) and Gordon Gray; (ii) the executive compensation agreement dated August 11, 1983 between Tech-Rep Electronics Ltd. (now Primetech) and John McAllister; and (iii) the retirement agreement dated June 12, 1998 between Primetech and Timothy Casey;

"PLAN OF ARRANGEMENT" means the plan of arrangement of Primetech set out as Exhibit A hereto and forming a part hereof and all amendments thereto made in accordance with Section 7.1 or section 5.1 of the Plan of Arrangement or the direction of the Court in the Final Order;

"PRIMETECH ARTICLES" means the Articles of Amalgamation of Primetech dated October 7, 1997, as amended;

"PRIMETECH BENEFIT PLAN" means any registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plans, programmes or arrangements, formal or informal, oral or written, maintained or contributed to by Primetech or the Subsidiary;

"PRIMETECH BOARD OF DIRECTORS" means the board of directors of Primetech;

PRIMETECH COMMON SHARES" means common shares in the capital of Primetech;

"PRIMETECH DISCLOSURE STATEMENT" means the disclosure statement dated the date hereof provided by Primetech to Celestica contemporaneously with the entering into of this Agreement;

"PRIMETECH MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations (including results of operations), assets, properties, condition (financial or otherwise) or prospects of Primetech and the Subsidiary, taken as a whole, but excluding any change, event or occurrence that (a) relates to the Canadian or United States economy or securities markets in general; (b) is reasonably attributable to the announcement of this Agreement and the transactions contemplated hereby; or (c) applies to the electronics manufacturing services industry generally;

"PRIMETECH OPTIONS" means options exercisable for Primetech Common Shares granted pursuant to the Primetech Option Plan;

"PRIMETECH OPTION PLAN" means the stock option plan of Primetech known as the 1998 Stock Option Plan, as amended;

"PRIMETECH PUBLIC DOCUMENTS" means documents or information filed by Primetech under applicable securities Laws since and including October 1, 1999 to and including the date hereof, including Primetech's: (a) annual report to shareholders for the financial year ended September 30, 2000; (b) management proxy circular dated January 10, 2001 in respect of the annual meeting of shareholders held February 16, 2001; (c) annual information form for the year ended September 30, 2000, dated December 31, 2000; (d) interim consolidated financial statements for the three months ended December 31, 2000 and the six months ended March 31, 2001; and (e) press releases and material change reports filed under applicable securities Laws since and including October 1, 1999;

"PRINCIPAL SHAREHOLDERS" means, collectively, McAllister, JM Holdings and TC Holdings;

"SECURITIES AUTHORITIES" means the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada;

"SHARE EXCHANGE RATIO" has the meaning set out in the Plan of Arrangement;

"SHAREHOLDER" means a holder of Primetech Common Shares;

"SUBSIDIARY" means Primetech Electronics (Amherst) Inc., a corporation governed by the CBCA;

"SUPERIOR PROPOSAL" has the meaning set out in Subsection 5.5(a);

"SUPPORT AGREEMENTS" means, collectively: (i) the agreement dated May 31, 2001 between Celestica, JM Holdings and John McAllister; (ii) the agreement dated May 31, 2001 between Celestica and TC Holdings; (iii) the agreement dated May 31, 2001 between Celestica and David Brown; (iv) the agreement dated May 31, 2001 between Celestica and Gordon M. Gray; and (v) the agreement dated May 30, 2001 between Celestica and Galileo Equity Management Inc.;

"TAXES" means any taxes, charges, fees, levies or other assessments, including all net income, gross income, premiums, sales and use, goods and services, harmonized sales, employer health, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, licence, stamp, customs duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any Governmental Entity and includes any interest, fines and penalties on or additions to any such taxes or charges or in respect of a failure to comply with any requirement relating to any tax return; and

"TSE" means the Toronto Stock Exchange.

1.2               CONSTRUCTION.

                  In this Agreement, unless otherwise expressly stated or the context otherwise requires:

         (a) references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Article, Section, Subsection, Clause or Exhibit of or to this Agreement;

         (b) references to an "Article", "Section", "Subsection", "Clause" or "Exhibit" are references to an Article, Section, Subsection, Clause or Exhibit of or to this Agreement;

         (c) words importing the singular shall include the plural and VICE VERSA, words importing gender shall include the masculine, feminine and neuter genders, and references to a "person" or "persons" shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

         (d) the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

         (e) the words "includes" and "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

         (f) a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation.

1.3               CURRENCY.

                  All references to currency herein are to lawful money of Canada unless otherwise specified.

1.4               KNOWLEDGE.

                  In this Agreement, "BEST OF THE KNOWLEDGE" when used in relation to any person that is not a natural person, means knowledge of an appropriate senior manager of such person with responsibility for the matter in question after due enquiry.

1.5               PRIMETECH DISCLOSURE STATEMENT.

                  Disclosure by Primetech in any particular schedule or exhibit in the Primetech Disclosure Statement shall constitute disclosure only with respect to that schedule or exhibit and not with respect to any other schedule or exhibit in the Primetech Disclosure Statement.


                                    ARTICLE 2

                                 THE ARRANGEMENT

2.1               INTERIM ORDER.

                  As soon as practicable following the execution of this Agreement, but in any event not later than June 21, 2001, Primetech shall apply to the Court pursuant to subsection 192(3) of the

CBCA for the Interim Order providing for, among other things, the calling and holding of the Meeting for the purpose of obtaining the approval of Shareholders and Optionholders set out in Section 2.5.

2.2               FINAL ORDER.

                  If the Interim Order and the approval of Shareholders and Optionholders set out in Subsection 2.5 are obtained, Primetech shall promptly thereafter, and, unless otherwise agreed to by the Parties, in any event no later than five Business Days after all other conditions to the Arrangement specified in Article 5 have been satisfied or waived, take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order.

2.3               ARTICLES OF ARRANGEMENT AND EFFECTIVE DATE.

                  As soon as practicable following receipt of the Final Order, and subject to the satisfaction or waiver of all other conditions provided for in Article 5, Primetech shall file, pursuant to subsection 192(6) of the CBCA, articles of arrangement to give effect to the Arrangement. The steps of the Arrangement shall become effective in the order set out in the Plan of Arrangement.

2.4               MEETING.

                  Subject to receipt of the Interim Order:

         (a) the Meeting shall be held as soon as practicable following the Interim Order but in any event not later than August 5, 2001 (the "MEETING DEADLINE"), and shall be held on a day to be agreed upon by Celestica and Primetech;

         (b) Primetech shall: (i) by no later than June 30, 2001 (the "MAILING DEADLINE"), prepare the Information Circular in form and substance satisfactory to Celestica, acting reasonably, and will provide Celestica with an opportunity to review, comment on and amend as reasonably necessary or desirable the Information Circular; (ii) file the Information Circular in all jurisdictions where the same is required to be filed by it; and (iii) mail the Information Circular to Shareholders and Optionholders in accordance with the Interim Order and applicable Law; and

         (c) Primetech shall, subject to Section 5.6: (i) through the Primetech Board of Directors, recommend that Shareholders and Optionholders vote in favour of the Arrangement; (ii) use its best efforts to secure the approval of the Arrangement by Shareholders and Optionholders; and (iii) solicit proxies from Shareholders and Optionholders to be voted at the Meeting in favour of the Arrangement;

provided, however, that if the mailing of the Information Circular or the calling or holding of the Meeting is delayed by an injunction or order made by a Governmental Entity of competent jurisdiction or the Parties not having obtained any regulatory waiver, consent or approval which is necessary to permit the calling and holding of the Meeting, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, (x) the Mailing Deadline shall be extended for a period ending on the earlier of July 30, 2001 and the fifth Business Day following the date on which such injunction or order ceases to be in effect or such regulatory waiver, consent or approval is obtained, as applicable, and (y) the Meeting Deadline shall be extended for a period ending on the earlier of September 5, 2001 and such date as is the earliest possible date on which the Meeting may be held under the CBCA following the date on which such injunction or order ceases to be in effect or such regulatory waiver, consent or approval is obtained, as applicable.

2.5               SHAREHOLDER AND OPTIONHOLDER APPROVAL.

                  The Arrangement shall be subject to the approval of two-thirds of the votes cast by Shareholders and Optionholders present or represented by proxy at the Meeting voting together as a single class (with each Optionholder being entitled to one vote for each Primetech Common Share such holder would have received on a valid exercise of such holder's unexercised Primetech Options) on the record date set by the Primetech Board of Directors for the purpose of determining the Shareholders and Optionholders entitled to receive notice of and to vote at the Meeting.


                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF CELESTICA

                  Celestica hereby represents and warrants to and in favour of Primetech as follows, and acknowledges that Primetech is relying upon such representations and warranties in connection with the entering into of this
Agreement:

3.1               ORGANIZATION AND QUALIFICATION.

                  Celestica is validly existing under the Laws of the Province of Ontario and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Celestica is duly qualified to carry on business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have a Celestica Material Adverse Effect.

3.2               AUTHORITY RELATIVE TO THIS AGREEMENT.

         (i) Celestica has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Celestica and the consummation by Celestica of the transactions contemplated hereby (including the

Arrangement) have been duly authorized by the board of directors of Celestica and no other corporate proceedings on the part of Celestica are necessary to authorize this Agreement and the transactions contemplated hereby.

         (ii) This Agreement has been duly executed and delivered by Celestica and constitutes its valid and binding obligation, enforceable by Primetech against Celestica in accordance with its terms, except as the enforcement of this Agreement may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

         (iii) The execution and delivery by Celestica of this Agreement and the performance by it of its obligations hereunder, after obtaining any necessary regulatory approvals, will not:

                  (i) violate, conflict with or result in a breach of any provision of:

                           (A)      the constating documents of Celestica;

                           (B) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which Celestica is a party or by which it is bound; or

                           (C) any Law to which Celestica is subject or by which it is bound;

                  (ii) give rise to any right of termination, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or give rise to any right of termination under any agreement, contract, licence, franchise or permit which is material to Celestica and its subsidiaries taken as a whole; or

                  (iii) result in the imposition of any Encumbrance upon any of the assets of Celestica or any of its subsidiaries,

other than any such violations, conflicts, breaches, rights or Encumbrances as will not, individually or in the aggregate, have a Celestica Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.3               ISSUANCES OF CELESTICA SUBORDINATE VOTING
                  SHARES PURSUANT TO THE PLAN OF ARRANGEMENT.

         (i) The unissued Celestica Subordinate Voting Shares to be issued by Celestica to Shareholders pursuant to the Plan of Arrangement have been duly and validly authorized and, when issued and delivered in exchange for any Primetech Common Shares pursuant to the Plan of Arrangement, will be duly and validly issued as fully paid and non-assessable shares in the capital of Celestica.

         (ii) The issuance by Celestica of the Celestica Subordinate Voting Shares pursuant to the Plan of Arrangement is exempt from the prospectus and registration requirements of the applicable Canadian and United States securities Laws and no prospectus or similar document is required to be delivered by Celestica to Shareholders in Canada or the United States in connection with such issuance and no other documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under securities Laws to permit the issuance of such Celestica Subordinate Voting Shares to the Shareholders, other than as contemplated hereby including the requirement to file with the TSE a notice of the proposed issuance of such Celestica Subordinate Voting Shares and to obtain the approval of the NYSE of the listing of such Celestica Subordinate Voting Shares, subject to notice of issuance.

         (iii) The Celestica Subordinate Voting Shares to be issued pursuant to the Plan of Arrangement, when issued pursuant to the Plan of Arrangement, shall not be subject to resale restrictions in Canada under applicable securities Laws, other than resale restrictions in respect of control persons and subject to registration and other non-prospectus requirements of general application relating to the sale of shares.

         (iv) Subject to the receipt by Celestica of any required regulatory approvals, the unissued Celestica Subordinate Voting Shares to be issued upon the exercise of the Exchanged Options have been duly and validly authorized and, when duly and validly issued upon the exercise of such options in accordance with the terms of the Primetech Option Plan (including the receipt by Celestica of the exercise price therefor), will be duly and validly issued as fully-paid and non-assessable shares in the capital of Celestica.

3.4               PUBLIC FILINGS.

                  Celestica has filed with the Securities Authorities, stock exchanges and all applicable self-regulatory authorities true and complete copies of all forms, reports, schedules, statements, material change reports and other documents required to be filed by it since January 1, 2000. The Celestica Public Documents did not, as of their respective dates, contain any untrue statement of a material fact that is materially adverse to Celestica and its subsidiaries, taken as a whole, or omit to state a material fact that is materially adverse to Celestica and its subsidiaries, taken as a whole, required to be stated therein or necessary to make the statements relating to Celestica and its subsidiaries, taken as a whole, in light of the circumstances under which they were made, not misleading. Celestica has not filed any confidential material change or other report or other document with any Securities Authority or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

3.5               FINANCIAL STATEMENTS.

                  The audited consolidated financial statements of Celestica as at and for the financial year ended December 31, 2000, including the notes thereto and the report of Celestica's auditors thereon, and the unaudited consolidated financial statements of Celestica as at and for the three months ended March 31, 2001 were prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with prior periods, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Celestica and its subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings and results of operations of Celestica and its subsidiaries on a consolidated basis for the respective periods covered thereby.

3.6               ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as disclosed in the Celestica Public Documents, since January 1, 2001: (a) Celestica and its subsidiaries have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice; (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Celestica Material Adverse Effect, has been incurred; and (c) there has not been any event which has had or is reasonably likely to have a Celestica Material Adverse Effect.


                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                  OF PRIMETECH

                  Primetech represents and warrants to and in favour of Celestica as follows, and acknowledges that Celestica is relying upon such representations and warranties in connection with the entering into of this
Agreement:

4.1               ORGANIZATION AND QUALIFICATION.

                  Primetech is validly existing as a corporation under the CBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Primetech is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Primetech Material Adverse Effect. Copies of the Primetech Articles dated January 1, 1999 and the by-laws of Primetech previously delivered to Celestica are accurate and complete as of the date hereof and have not been amended or superseded, and Primetech has not taken any action to amend or supersede such documents.

4.2               AUTHORITY RELATIVE TO THIS AGREEMENT.

         (i) Primetech has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Primetech and the consummation by Primetech of the transactions contemplated hereby have been duly authorized by the Primetech Board of Directors and no other corporate proceedings on the part of Primetech are necessary to authorize this Agreement and the transactions contemplated hereby other than: (i) the approval of the Arrangement by Shareholders and Optionholders as contemplated herein; and (ii) the approval of the Information Circular by the Primetech Board of Directors.

         (ii) This Agreement has been duly executed and delivered by Primetech and constitutes its valid and binding obligation, enforceable by Celestica against Primetech in accordance with its terms, except as the enforcement of this Agreement may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

         (iii) The execution and delivery by Primetech of this Agreement and the performance by it of its obligations hereunder, after obtaining any necessary regulatory, court and shareholder approvals, will not:

                  (i) violate, conflict with or result in a breach of any provision of:

                           (A) the constating documents of Primetech or the Subsidiary;

                           (B) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which it or the Subsidiary is a party or by which it or the Subsidiary is bound; or

                           (C) any Law to which it or the Subsidiary is subject or by which it or the Subsidiary is bound;

                  (ii) except as disclosed in the Primetech Disclosure Statement, give rise to any right of termination, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or give rise to any right of termination under any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit which is material to Primetech and the Subsidiary taken as a whole; or

                  (iii) give rise to any rights of first refusal or change in control or influence or any restriction or limitation under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit, or result in the imposition of any Encumbrance upon any of Primetech's assets or the Subsidiary's assets, other than any such violations, conflicts, breaches, rights or Encumbrances as will not, individually or in the aggregate, have a Primetech Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.3               CAPITALIZATION.

         (i) The authorized equity capital of Primetech consists of an unlimited number of Primetech Common Shares, and an unlimited number of preferred shares, issuable in series. As at May 28, 2001, 15,491,090 Primetech Common Shares and no preferred shares are issued and outstanding. All outstanding Primetech Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares.

         (ii) As at May 28, 2001, 1,312,008 Primetech Options are outstanding, providing for the issuance of 1,312,008 Primetech Common Shares upon the exercise thereof, and the terms of Primetech Options granted (including exercise price, vesting and the name of the person to whom they have been granted) have been disclosed in the Primetech Disclosure Statement. No Primetech Options have been granted since May 28, 2001.

         (iii) Except as described in the Primetech Disclosure Statement, there are no options, warrants, conversion privileges, calls or other rights (whether pre-emptive, contingent or otherwise and including any rights pursuant to any shareholder rights plan of Primetech), agreements, arrangements, commitments or obligations of Primetech or the Subsidiary to issue or sell any shares of any capital stock of Primetech or the Subsidiary or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Primetech or the Subsidiary, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Primetech or the Subsidiary. There are no outstanding contractual obligations of Primetech or the Subsidiary to repurchase, redeem or otherwise acquire any outstanding Primetech Common Shares or with respect to the voting or disposition of any outstanding Primetech Common Shares.

         (iv) There are no outstanding bonds, debentures or other evidences of indebtedness of Primetech or the Subsidiary having the right to vote (or that are convertible into or exercisable for securities having the right to vote) with Shareholders on any matter.

4.4               SUBSIDIARY.

                  The Subsidiary is the sole subsidiary of Primetech and is validly existing as a corporation in good standing under the CBCA, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified will not have a Primetech Material Adverse Effect. All of the outstanding shares and other ownership interests of the Subsidiary are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly by Primetech free and clear of all Encumbrances. Neither Primetech nor the Subsidiary has any interest in any other corporation or entity.

4.5               TITLE TO PROPERTIES.

                  Each of Primetech and the Subsidiary has sufficiently good and valid title to, or an adequate leasehold interest in, its respective material properties and assets (including real property), in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects.

4.6               INVENTORIES.

                  Except as described in the Primetech Disclosure Statement and except for reasonable variation in the normal course of an electronics manufacturing services business, the Inventory does not include any material items of obsolete, custom or customer specific inventory that is not supported by customer demand or appropriate customer forecasts communicated to Primetech, the value of which has not been written down on its books of account to net realizable market value. The Inventory levels of Primetech and the Subsidiary have been maintained at such amounts as are reasonable and required for the ongoing operation of their respective businesses.

4.7               INTELLECTUAL PROPERTY.

                  The Primetech Disclosure Statement includes a complete and accurate list of all Intellectual Property owned or used by Primetech or the Subsidiary. Primetech and the Subsidiary own or possess the right to use all Intellectual Property necessary or desirable for the conduct of their respective businesses in a manner consistent with past practices, free and clear of any Encumbrances. No claim has been made that the conduct of the business of Primetech or the Subsidiary infringes or breaches any Intellectual Property rights of any person, nor has Primetech or the Subsidiary received any notice that the conduct of the business, including the use of the Intellectual Property owned or used by Primetech, infringes upon or breaches any Intellectual Property rights of any person, and, to the best of the knowledge of Primetech, there has been no infringement or violation of any of the rights of Primetech or the Subsidiary in such Intellectual Property. The conduct of the business of Primetech or the Subsidiary does not infringe upon the Intellectual Property rights, domestic or foreign, of any person. Primetech is not aware of any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property owned or used by Primetech or the Subsidiary. Primetech has provided to Celestica a true and complete copy of all contracts and amendments thereto which comprise or relate to the Intellectual Property owned or used by Primetech or the Subsidiary. Primetech or the Subsidiary, as applicable, has renewed or made application to renew all registrations of Intellectual Property owned by Primetech or the Subsidiary and has paid all applicable fees, all within the applicable renewal periods. All of the licences of Intellectual Property used by Primetech or the Subsidiary and, to the best of the knowledge of Primetech, all of the Intellectual Property licensed under such licences, are in full force and effect. Neither Primetech nor the Subsidiary is in breach of or in default in any material respect under any licences of Intellectual Property owned or used by Primetech. Primetech or the Subsidiary, as applicable, has employed commercially reasonable measures to identify and protect all Intellectual Property owned or used by Primetech.

4.8               INSURANCE.

                  Policies of insurance in force as of the date hereof naming Primetech or the Subsidiary as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Primetech and the Subsidiary. All such policies of insurance shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of the Arrangement and the transactions contemplated hereby.

4.9               CONTRACTS.

                  Neither Primetech nor the Subsidiary is a party to or bound by any non-competition agreement or other agreement, obligation, judgment, injunction, order or decree that purports to: (a) limit the manner or the localities in which all or a material portion of the business of Primetech or the Subsidiary is or would be conducted; (ii) limit any business practice of Primetech or the Subsidiary; or (iii) restrict any acquisition of property by Primetech or the Subsidiary, other than such contracts which would not, individually or in the aggregate, have a Primetech Material Adverse Effect. Neither Primetech nor the Subsidiary is in default under and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default under, any contract, agreement or licence to which it is a party or by which it is bound which would, if terminated due to such default, individually or in the aggregate, have a Primetech Material Adverse Effect.

4.10              COMPLIANCE WITH LAWS; LICENCES.

                  Each of Primetech and the Subsidiary has complied with and is in compliance with all Laws and regulations applicable to the operation of their respective businesses, except where failure so to comply will not, individually or in the aggregate, have a Primetech Material Adverse Effect, and each of them has all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) ("LICENCES") and has made all required registrations with, and has submitted all required regulatory reports and tariff payments to, any Governmental Entity, except where the failure to so obtain such Licences, or make such registrations, filings or payments, would not, individually or in the aggregate, have a Primetech Material Adverse Effect.

4.11              FINANCIAL STATEMENTS.

                  The audited consolidated financial statements of Primetech for the financial year ended September 30, 2000, including the notes thereto and the report of Primetech's auditors thereon, and the unaudited consolidated financial statements of Primetech as at and for the three months ended December 31, 2000 and the six months ended March 31, 2001, all as contained in the Primetech Public Documents, in each case prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Primetech and the Subsidiary on a consolidated basis as at the respective dates thereof and the revenues, earnings and results of operations of Primetech and the Subsidiary on a consolidated basis for the respective periods covered thereby.

4.12              BOOKS AND RECORDS.

                  The corporate records and minute books of Primetech and the Subsidiary have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of Primetech and the Subsidiary in all material respects:
(a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions of Primetech and the Subsidiary; and (c) accurately and fairly reflect the basis for Primetech's consolidated financial statements. Primetech has devised and maintains a system of internal accounting control sufficient to provide reasonable assurances that, in all material respects: (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain accountability for assets.

4.13              ABSENCE OF CHANGES.

                  Except as disclosed in the Primetech Disclosure Statement and the Primetech Public Documents, since October 1, 2000:

         (a) Primetech and the Subsidiary have conducted their respective businesses only in the ordinary and regular course of business consistent with past practice;

         (b) Primetech and the Subsidiary have not incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or in the aggregate, be reasonably likely to have a Primetech Material Adverse Effect;

         (c) there has not been any event which has had or is reasonably likely to have a Primetech Material Adverse Effect;

         (d) there has not occurred any damage, destruction or loss that is not covered by insurance that would, individually or in the aggregate, have a Primetech Material Adverse Effect;

         (e) there has not been any acquisition or sale by Primetech or the Subsidiary of property or assets aggregating 5% or more of Primetech's total consolidated property and assets as at September 30, 2000;

         (f) other than in the ordinary course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Primetech or the Subsidiary of any debt for borrowed money, any creation or assumption by Primetech or the Subsidiary of any Encumbrance, any making by Primetech or the Subsidiary of any loan, advance or capital contribution to or investment in any other person or any entering into, amendment of, relinquishment, termination or non-renewal by Primetech or the Subsidiary of any contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, have a Primetech Material Adverse Effect;

         (g) Primetech has not declared or paid any dividends or other distributions on any outstanding securities;

         (h) Primetech has not effected or passed any resolution to approve a split, combination or reclassification of any of its outstanding securities;

         (i) neither Primetech nor the Subsidiary has granted any increase in aggregate cash compensation payable to any director, officer or employee, except in the ordinary course of business consistent with past practice, or granted to any such director, officer or employee any increase in severance or termination pay or any increase or modification in any bonus, pension, insurance or benefit arrangement (including the granting of any Primetech Options) made to, for or with any such directors, officers or employees;

         (j) there has not been any labour dispute or charge of unfair labour practice, any activity or proceeding to the best of the knowledge of Primetech by a labour union or representative thereof to organize any of the employees of Primetech or the Subsidiary or any campaign to solicit authorization from employees to be represented by such labour union; and

         (k) Primetech has not effected any material change in its accounting methods, principles or practices.

4.14              TAXES.

         (i) Each of Primetech and the Subsidiary has duly and timely filed all tax returns required to be filed by it and all such tax returns are true, complete and correct in all material respects.

         (ii) Each of Primetech and the Subsidiary has paid all Taxes which are due and payable by it on or before the date hereof, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the most recently published financial statements of Primetech.

         (iii) There are no actions, suits, proceedings, investigations or claims pending against, or to the best of the knowledge of Primetech, threatened against, Primetech or the Subsidiary in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such authority, in each case which are likely to have a Primetech Material Adverse Effect.

         (iv) There are no liens for Taxes upon any asset of Primetech or the Subsidiary except liens for Taxes not yet due.

         (v) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing, assessment or reassessment of any Taxes payable by Primetech or the Subsidiary.

         (vi) Each of Primetech and the Subsidiary has collected or withheld all amounts required to be collected or withheld by it on account of Taxes or otherwise, and has remitted the same to the appropriate governmental authority in the manner and within the time required under any applicable legislation or has set it aside in appropriate accounts for payment when due.

4.15              LITIGATION, ETC.

                  There is no claim, action, proceeding or investigation pending or, to the best of the knowledge of Primetech, threatened against or relating to Primetech or the Subsidiary or affecting any of their properties or assets before or by any court or governmental or regulatory authority or body or other Governmental Entity which, if adversely determined, is likely to have a Primetech Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor is Primetech aware of any basis for any such claim, action, proceeding or investigation. Neither Primetech nor the Subsidiary is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Primetech Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.16              ENVIRONMENTAL.

         (i) Except for matters that individually or in the aggregate would not have a Primetech Material Adverse Effect, each of Primetech and the Subsidiary has been and is in full compliance with and has not been and is not liable under any applicable federal, provincial, municipal, local or foreign Laws, statutes, ordinances and regulations, and orders, directives and decisions rendered by, and policies, instructions, guidelines and similar guidance of, any ministry, department or administrative or regulatory agency or other Governmental Entity, including the common law, each as supplemented or amended from time to time ("ENVIRONMENTAL LAWS") relating to pollution or the protection of the environment or natural resources, occupational or public health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic, hazardous or radioactive wastes or substances, including any admixture thereof and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials ("HAZARDOUS SUBSTANCES").

         (ii) Except for matters that individually or in the aggregate would not have a Primetech Material Adverse Effect, each of Primetech and the Subsidiary has all Licences required under Environmental Laws for the operation of its business as currently conducted.

         (iii) Except for matters that individually or in the aggregate would not have a Primetech Material Adverse Effect, neither Primetech nor the Subsidiary has used or permitted to be used, except in compliance with all Environmental Laws, any of its properties or facilities or any property or facility which it previously owned, operated, occupied, used or leased (during the period of that corporation's ownership, operation, occupation, use or lease) to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance. To the best of the knowledge of Primetech and the Subsidiary, no underground storage tanks are or have been located on the any such property or facility.

         (iv) Neither Primetech nor the Subsidiary has ever received any notice of, or been prosecuted for, non-compliance with any Environmental Laws or has ever settled any allegation of non-compliance prior to prosecution. Neither Primetech nor the Subsidiary has received any notices, orders or directions relating to environmental matters notifying Primetech or the Subsidiary that it is or may be responsible for or requiring any investigation, containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the business or any current or former property or facility owned, operated, occupied, used or leased by Primetech or the Subsidiary.

         (v) Except for matters that individually or in the aggregate would not have a Primetech Material Adverse Effect, each of Primetech and the Subsidiary has not caused, contributed to, or permitted, nor has there been, any release, emission, spill or discharge, in any manner whatsoever, by Primetech or the Subsidiary or, to the best of the knowledge of Primetech and the Subsidiary, any other person or entity whatsoever, of any Hazardous Substance, nor has either of Primetech and the Subsidiary owned, had custody of or controlled any Hazardous Substance, on, in, around, from or in connection with any of the current or former properties, assets or facilities owned, operated, occupied, used or leased by, or under the care, management or control of, Primetech or the Subsidiary, as principal or agent, or any entity of which either of Primetech or the Subsidiary is a successor, assignee, administrator, receiver, receiver manager or trustee (as those terms are used in the definition of "person responsible" in the NOVA SCOTIA ENVIRONMENT ACT) or their use, or any such release or presence on or from a property or facility owned or operated by any third party but with respect to which Primetech or the Subsidiary, as the case may be, is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used, generated or handled in whole or in part by Primetech or the Subsidiary or resulting from their respective business have been disposed of, treated and stored by Primetech or the Subsidiary, as the case may be, in full compliance with all Environmental
Laws and none have been disposed of
outside of Canada. Except in compliance with Environmental Laws, there are no Hazardous Materials on any property owned, operated, occupied, used or leased by Primetech or the Subsidiary, as principal or agent, or any entity of which either of Primetech or the Subsidiary is a successor, assignee, administrator, receiver, receiver manager or trustee (as those terms are used in the definition of "person responsible" in the NOVA SCOTIA ENVIRONMENT ACT).

         (vi) Primetech has delivered to Celestica true and complete copies of all environmental audits, evaluations, assessments, studies, reports, tests and internal memoranda relating to Primetech, the Subsidiary, their respective businesses, properties or any other premises for whose conduct Primetech or the Subsidiary, as the case may be, is or may be held responsible and its use which is within the possession or control of Primetech or the Subsidiary, as the case may be.

4.17              EMPLOYEES.

         (i) Except for the Employment Agreements, neither Primetech nor the Subsidiary has entered into any written or oral agreement providing for severance or termination payments upon a change of control to any director, officer or employee of Primetech or the Subsidiary.

         (ii)     Neither Primetech nor the Subsidiary:

                  (i)      is a party to any collective bargaining agreement;

                  (ii) is subject to any application for certification or, to the best of the knowledge of Primetech, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement; or

                  (iii) has any current, pending or, to the best of the knowledge of Primetech, threatened strike or lock-outs.

         (iii) Primetech and the Subsidiary have operated in accordance with all applicable Laws in all material respects with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein.

         (iv) The Primetech Disclosure Statement sets out a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment services or sales or other agents or representatives of Primetech or the Subsidiary ("EMPLOYEES") specifying the date of hire, title or classification and rate of salary or hourly pay, vacation accrued, and date of hire for each such Employee. Such list includes all Employees as at the date hereof including those on lay-off or leave of absence, who have been absent continually from work for a period in excess of one month, as well as the reason for their absence.

         (v) Neither Primetech nor the Subsidiary has made any commitment to provide, or any representation in respect of, any general increase in the compensation of any Employees (including any increase pursuant to a Primetech Benefit Plan) or any increase in any such compensation or bonus payable to any Employee, or to make any loan to, or to engage in any transaction with, any Employee.

         (vi) All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canadian Pension Plan premiums, accrued wages, salaries and commissions, severance pay and employee benefit plan payments have been reflected in the books and records of Primetech. Neither Primetech nor the Subsidiary has any liabilities or any obligations whatsoever in respect of any retired or former Employee.

4.18              BENEFIT PLANS.

         (a)      Except as disclosed in the Primetech Disclosure Statement:

                  (i) each Primetech Benefit Plan has been administered, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of such Primetech Benefit Plan and all required contributions thereunder have been made in compliance with:

                           (A)     all applicable Laws; and

                           (B)     the terms of such Primetech Benefit Plan; and

                  (ii) neither Primetech nor the Subsidiary has any pension or retirement plan or other similar arrangement, other than the Pension Agreements, and Primetech has delivered to Celestica true and complete copies of the Pension Agreements and all actuarial assessments of Primetech's obligations under the Pension Agreements.


         (ii) Primetech has not taken any action under the Primetech Option Plan to accelerate the time at which any Primetech Options may be exercised or to affect the time during which any Primetech Options will be exercisable.

4.19              CUSTOMERS.

                  Except for changes regarding pricing previously communicated to Celestica by Primetech, there has been no termination or cancellation of, and no modification or change in, the business relationship of Primetech or the Subsidiary with any material customer or material group of customers since September 30, 2000. There is no reason to believe that the benefits of any relationship with any of such customers will not continue after the Effective Date in substantially the same manner as prior to the date of this Agreement.

4.20              PUBLIC FILINGS.

                  Primetech has filed with the Securities Authorities, stock exchanges and all applicable self-regulatory authorities true and complete copies of all forms, reports, schedules, statements, material change reports and other documents required to be filed by it since October 1, 1999. The Primetech Public Documents are, as of their respective dates, in compliance in all material respects with applicable securities Laws and did not contain any untrue statement of a material fact that is materially adverse to Primetech and the Subsidiary and their respective businesses or omit to state a material fact that is materially adverse to Primetech and the Subsidiary and their respective businesses required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Primetech has not filed any confidential material change or other report or other document with any Securities Authority or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

4.21              APPROVAL OF ARRANGEMENT.

         (i) The Primetech Board of Directors unanimously has determined, after consultation with its financial and legal advisors, that the Arrangement is fair to the Shareholders and Optionholders and in the best interests of Primetech and the Primetech Board of Directors has unanimously resolved to recommend that Shareholders and Optionholders vote in favour of the Arrangement; provided, however, that the Primetech Board of Directors expressed no opinion as to the fairness, from a financial point of view, to the Principal Shareholders of the consideration offered under the Arrangement.

         (ii) The Primetech Board of Directors has received a written opinion from CIBC World Markets Inc. that the consideration to be received under the Arrangement by Shareholders is fair from a financial point of view to Shareholders, and such opinion has not been withdrawn or amended or modified in any material way; provided, however, that CIBC World Markets Inc.
expressed no opinion as to the fairness, from a financial point of view, to the Principal Shareholders of the consideration offered under the Arrangement.

         (iii) After reasonable enquiry, the Primetech Board of Directors has been advised and believes that each of the members of the Primetech Board of Directors and the Named Executive Officers (as defined in Primetech's Management Proxy Circular dated January 10, 2001) intends to vote in favour of the Arrangement all Primetech Common Shares (including any Primetech Common Shares issued on the exercise of Primetech Options) of which he or she is the beneficial owner or over which he or she has direction or control and all Primetech Options issued to such person.

4.22              FULL DISCLOSURE.

                  Primetech has disclosed to Celestica all material facts relating to the business, operations, financial condition, capitalization, assets, obligations, liabilities and prospects of

Primetech and the Subsidiary, taken as a whole, which would reasonably be expected to be material to an intending purchaser of all of the outstanding Primetech Common Shares.


                                    ARTICLE 5

                                    COVENANTS

5.1               PUBLIC STATEMENTS.

                  Except as required by applicable Law or the requirements of any stock exchange on which the Primetech Common Shares or Celestica Subordinate Voting Shares are listed, no Party shall make any public announcement or statement with respect to the Arrangement or this Agreement without the approval of Primetech and Celestica, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Law. Moreover, in any event, each Party agrees to give prior notice to the other of any public announcement relating to the Arrangement or this Agreement or the affairs of Primetech, the Subsidiary or Celestica, and agrees to consult with each other and to provide the other Parties with a reasonable opportunity to review and comment on such public announcement prior to issuing each such public announcement.

5.2               LISTING OF CELESTICA SUBORDINATE VOTING SHARES.

                  Celestica hereby covenants and agrees with Primetech that, unless Primetech otherwise agrees, Celestica shall use its best efforts to obtain: (i) the acceptance of the TSE of the notice of the proposed issuance of the Celestica Subordinate Voting Shares to be issued pursuant to the Plan of Arrangement and to be issued upon the exercise of Exchanged Options; (ii) conditional approval of the listing of such Celestica Subordinate Voting Shares on the TSE, subject to Celestica filing customary documents with the TSE; and
(iii) the approval of the NYSE of the listing of such Celestica Subordinate Voting Shares, subject to notice of issuance.

5.3               COVENANTS OF PRIMETECH.

                  Primetech hereby covenants and agrees with Celestica that unless Celestica otherwise agrees or as expressly contemplated or permitted by this Agreement:

         (a) in a timely and expeditious manner and in cooperation with Celestica, it will file, proceed with and diligently prosecute an application to the Court for the Interim Order on a date acceptable to Celestica and in any event no later than June 21, 2001;

         (b)      in a timely and expeditious manner it will:

                  (i) carry out or cause to be carried out such terms of the Interim Order as are required under the terms thereof to be done by Primetech or the Subsidiary;

                  (ii) prepare the Information Circular and provide Celestica with reasonable opportunity to review and comment thereon, file the Information Circular in all jurisdictions where the same is required to be filed and mail the Information Circular as ordered by the Interim Order in any event not later than the Mailing Deadline and in accordance with all applicable Laws of Canada and the United States, complying in all material respects with all such Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement and Primetech and the Subsidiary and not containing any misrepresentation (as defined under applicable securities Laws) with respect thereto, where such information has been supplied by or relates to Primetech or the Subsidiary;

                  (iii)    convene the Meeting in accordance with the Interim
                           Order;

                  (iv) provide notice to Celestica of the Meeting and allow Celestica's representatives to attend the Meeting unless such attendance is prohibited by the Interim Order; and

                  (v) conduct the Meeting in accordance with the Interim Order, the by-laws of Primetech and applicable Laws, and in cooperation with Celestica;

         (c) in a timely and expeditious manner, it will prepare (in consultation with Celestica) and file any mutually agreed (or otherwise required by applicable securities Laws) amendments or supplements to the Information Circular and mail the same as required by the Interim Order and in accordance with all applicable securities Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

         (d) subject to the approval of the Arrangement at the Meeting in accordance with the provisions of the Interim Order, it will:
                  (i) as soon as possible thereafter file, proceed with and diligently prosecute an application for the Final Order in cooperation with Celestica, and in applying for the Final Order, it will seek to cause the terms thereof to be consistent with the provisions of this Agreement and will oppose any proposal from any interested party that the Final Order contain any provision inconsistent with this Agreement; and (ii) if, at any time after the issuance of the Final Order and prior to the Effective Date, Primetech is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Celestica;

         (e) it will carry out the terms of the Interim Order and the Final Order as soon as possible after the issuance of the Interim Order and the Final Order and, subject to the receipt of the Final Order, the satisfaction of the conditions precedent in favour of Primetech and the receipt of the written confirmation of Celestica that the conditions precedent in favour of Celestica have been satisfied or waived (which such confirmation Celestica shall provide upon the satisfaction or waiver of all of the said conditions precedent), file Articles of Arrangement and the Final Order with the Director in order for the Arrangement to become effective;

         (f) except for proxies and other non-substantive communications, it will furnish promptly to Celestica a copy of each notice, report, schedule or other document or communication delivered, filed or received by Primetech or the Subsidiary in connection with the Arrangement or the Interim Order, the Meeting, or any other meeting that securityholders of Primetech are entitled to attend in such capacity, and any filings under Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

         (g) it shall use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and Celestica's obligations hereunder set forth in Article 6 to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, to the extent applicable, including using commercially reasonable efforts to:

                  (i) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any Law, provided such consents, approvals or authorizations are satisfactory to Primetech, acting reasonably;

                  (ii) effect all necessary registrations, notifications and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated hereby and participate and appear in any proceedings relating to the transactions contemplated hereby before Governmental Entities;

                  (iii) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate the Arrangement;

                  (iv) fulfill all conditions precedent to the obligations of any of the Parties under this Agreement (to the extent that the fulfilment of such conditions is under the control of Primetech or the Subsidiary) and satisfy all provisions of this Agreement and the Arrangement applicable to it; and

                  (v) cooperate with Celestica in connection with the performance by Celestica of its obligations hereunder;

                  provided, however, that nothing in this Subsection 5.3(g) shall require Primetech to waive any condition hereto or limit the exercise of any right or discretion enjoyed by Primetech under this Agreement;

         (h) it shall not, and shall cause the Subsidiary not to, take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly delay or impede the consummation of the Arrangement, provided that where Primetech is required to take any such action or refrain from taking such action as a result of this Agreement, Primetech shall immediately notify Celestica in writing of such circumstances;

         (i) it will, and will cause the Subsidiary to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities in, the ordinary and regular course of business;

         (j) it will not directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, lease, dispose of, encumber or grant rights to use in or agree to issue, sell, pledge, lease, dispose of, encumber or grant rights to use in:
                  (A) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of Primetech (other than pursuant to the exercise of Primetech Options currently outstanding); or (B) except in the ordinary course of business, any assets of Primetech or the Subsidiary; (ii) amend or propose to amend the articles, by-laws or other constating documents of Primetech or the Subsidiary; (iii) split, combine or reclassify any outstanding Primetech Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Primetech Common Shares; (iv) redeem, purchase or offer to purchase (or permit the Subsidiary to redeem, purchase or offer to purchase) any Primetech Common Shares or other securities of Primetech; (v) approve or adopt a shareholder rights plan; (vi) reorganize, amalgamate or merge Primetech or the Subsidiary with any other person, corporation, partnership or other business organization whatsoever; (vii) reduce the stated capital of Primetech; (viii) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization or division or make any investment either by purchase of shares or securities, contributions of capital (other than to the Subsidiary), property transfer or purchase of, any property or assets of any other person, corporation, partnership or other business organization; (ix) incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, corporation, partnership or other business organization, or make any loans or advances, except in the ordinary course of business consistent with past practice; (x) except as disclosed in the Primetech

                  Disclosure Statement, incur or commit to incur capital expenditures not contemplated by Primetech's existing business plan as provided to Celestica; (xi) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Primetech or the Subsidiary; (xii) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Primetech's financial statements scheduled to be paid in the relevant period of time or incurred in the ordinary course of business consistent with past practice; or (xiii) authorize, recommend or propose any release or relinquishment of any contractual right material to it;

         (k) it will not, and will cause the Subsidiary not to: (i) enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors other than pursuant to agreements already entered into and disclosed in the Primetech Public Documents or as contemplated herein; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary and regular course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

         (l) it will not, and will cause the Subsidiary not to, adopt or amend any bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

         (m) it will use its reasonable commercial efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (n) it will promptly notify Celestica in writing of any material adverse change in the normal course of its or the Subsidiary's business or in the operation of its or the Subsidiary's properties, of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) and of any event that has had or is reasonably likely to have a Primetech Material Adverse Effect;

         (o)      it will and will cause the Subsidiary to:

                  (i) duly and timely file all tax returns required to be filed by it on or after the date hereof and ensure that all such tax returns are true, complete and correct in all material respects;

                  (ii) timely pay all Taxes which are due and payable (other than those which are being contested in good faith);

                  (iii) not make or rescind any material expressed or deemed election or waiver relating to Taxes;

                  (iv) not make a request for a tax ruling or enter into a closing agreement with any taxing authorities;

                  (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

                  (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the taxation year ended September 30, 2000, except as may be required by applicable Law; and

         (p) it will not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 5.3.

5.4               COVENANTS OF CELESTICA

                  Celestica hereby covenants and agrees with Primetech that unless Primetech otherwise agrees or as expressly contemplated or permitted by this Agreement:

         (a) it shall use its commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and Primetech's obligations hereunder set forth in Article 6 to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under Laws to complete the Arrangement, to the extent applicable, including using commercially reasonable efforts to:

                  (i) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any Laws, provided such consents, approvals or authorizations are satisfactory to Celestica, acting reasonably;

                  (ii) effect all necessary registrations, notifications and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated hereby and participate and appear in any proceedings relating to the transactions contemplated hereby before Governmental Entities;

                  (iii) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate the Arrangement;

                  (iv) fulfill all conditions precedent to the obligations of any of the Parties (to the extent that the fulfilment of such conditions is under the control of Celestica) and satisfy all provisions of this Agreement and the Arrangement applicable to it; and

                  (v) cooperate with Primetech in connection with the performance by Primetech of its obligations hereunder;

                  provided, however, that nothing in this Subsection 5.4(a) shall require Celestica to waive any condition hereto or limit the exercise of any right or discretion enjoyed by Celestica under this Agreement;

         (b) it shall promptly notify Primetech in writing of any event that has had or is reasonably likely to have a Celestica Material Adverse Effect;

         (c) it shall cooperate with Primetech in the preparation of the Information Circular;

         (d) all information to be contained in the Information Circular or any amendment thereto (including any information incorporated by reference therein) relating solely to Celestica that is provided to Primetech by Celestica expressly for use in the Information Circular will be accurate and complete in all material respects with respect to the subject matter thereof as at the date thereof and will not contain a "misrepresentation", as such term is defined in the SECURITIES ACT (Ontario), with respect to the subject matter thereof;

         (e) it shall cooperate with Primetech to cause the transactions contemplated by this Agreement to be closed within three business days following the Effective Date;

         (f) it shall not make any change in the Celestica Subordinate Voting Shares, including by way of a consolidation, subdivision (whether by stock dividend or otherwise) or a similar transaction, unless Celestica agrees to amend the Plan of Arrangement to provide that upon the completion of the Arrangement each holder of Primetech Common Shares shall receive the securities or other property that such holder would have received upon such change in the Celestica Subordinate Voting Shares on the assumption that the Arrangement had been completed immediately prior to such change becoming effective; provided that nothing in this Subsection 5.4(f) shall in any way whatsoever restrict the right of Celestica to issue additional Celestica Subordinate Voting Shares or other securities; and

         (g) it shall cause Primetech, following the Effective Date, either: (i) to continue its currently existing commitments under the Pension Agreements with John McAllister and Gordon Gray, including continuing to fund any insurance policies necessary to fund such obligations, or (ii) to provide alternative arrangements satisfactory to John McAllister and Gordon Gray, acting reasonably, that provide John McAllister and Gordon Gray with, in each case, benefits of equal value to those contemplated in the Pension Agreements, and Celestica agrees to assume such obligations in the event that Primetech ceases to exist as a corporate entity due to liquidation, winding-up, amalgamation, merger, reorganization or otherwise.

5.5               COVENANTS REGARDING NON-SOLICITATION.

         (a) Primetech shall not, directly or indirectly, through any officer, director, employee, representative or agent of Primetech or the Subsidiary, solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, participate in or continue any discussions or negotiations regarding any Acquisition Proposal other than with Celestica, and shall not approve or recommend any Acquisition Proposal or enter into or cause Primetech or the Subsidiary to enter into any agreement related to any Acquisition Proposal; provided, however, that subject to
                  Section 5.7 but notwithstanding the preceding part of this Subsection 5.5(a) and any other provision of this Agreement, nothing shall prevent the Primetech Board of Directors from considering, negotiating, participating in discussions, approving, recommending to its shareholders or entering into an agreement and providing information and entering into a confidentiality agreement pursuant to Subsection 5.5(d) in respect of an unsolicited BONA FIDE written Acquisition Proposal (which, if in the form of a take-over bid, may only be a take- over bid made for all the shares of Primetech) made by a third party to Primetech or the Primetech Board of Directors after the date hereof for which adequate financial arrangements have been made that the Primetech Board of Directors determines in good faith could reasonably, if consummated in accordance with its terms, result in a transaction more favourable from a financial point of view to Shareholders than the transaction contemplated by this Agreement, provided that any such determination of the Primetech Board of Directors shall only be made if the Primetech Board of Directors has received: (i) advice of outside counsel to the effect that the Primetech Board of Directors is required to do so in order to discharge properly its fiduciary duties; and (ii) an opinion of a nationally-recognized financial adviser to Primetech to the effect that such Acquisition Proposal clearly provides at least 7.5% more value to holders of Primetech Common Shares than the Arrangement) (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL"), and provided further that immediately upon receipt of such advice and opinion Primetech advises Celestica in writing that Primetech has received such advice and opinion and provides the details thereof to Celestica in writing.

         (b) Primetech shall, and shall cause the Subsidiary to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Celestica) with respect to any potential Acquisition Proposal. Primetech agrees that neither it nor the Subsidiary shall release any third party from any confidentiality agreement or standstill agreement to which such third party is a party. Primetech shall immediately request the return or destruction of all information provided to any third parties who have entered into confidentiality agreements with Primetech or the Subsidiary thereof with respect to a possible Acquisition Proposal, and shall use all reasonable efforts to ensure that such requests are honoured.

         (c) Primetech shall notify Celestica forthwith, at first orally and then, as soon as possible thereafter, in writing, of any current Acquisition Proposals, any future Acquisition Proposal and any potential Acquisition Proposal of which directors or senior officers of Primetech or the Subsidiary become aware, or any amendments to the foregoing, or any request for non-public information relating to Primetech or the Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of Primetech or the Subsidiary by any person or entity that informs Primetech or the Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as Celestica may reasonably request, including the identity of the person making such proposal, inquiry or contact.

         (d) If Primetech receives a request for material non-public information from a person who proposes a BONA FIDE Acquisition Proposal (the existence and content of which have been disclosed to Celestica), and the Primetech Board of Directors determines that such proposal could reasonably be a Superior Proposal pursuant to Subsection 5.5(a), having received the advice and opinion referred to therein, then, and only in such case, the Primetech Board of Directors may, subject to the execution of a confidentiality and standstill agreement which, in any event, is no less favourable to Primetech and no more favourable to the counterparty than the confidentiality and standstill provisions of the Celestica NDA, provide such person with access to information regarding Primetech or the Subsidiary; provided, however, that the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal; and provided further that Primetech sends a copy of any such confidentiality agreement to Celestica immediately upon its execution and Celestica is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided.

         (e) Primetech shall ensure that its and the Subsidiary's officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 5.5, and it shall be responsible for any breach of this Section 5.5 by its financial advisors or other advisors or representatives.

5.6               NOTICE BY PRIMETECH OF SUPERIOR PROPOSAL DETERMINATION.

         (a) Primetech shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by Subsection 5.5(d)) on the basis that it constitutes a Superior Proposal unless (i) it has provided Celestica with a copy of the Acquisition Proposal document which the Primetech Board of Directors has determined could reasonably be a Superior Proposal pursuant to Subsection 5.5(a), and (ii) five Business Days shall have elapsed from the later of the date Celestica received notice of the determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal and the date Celestica received a copy of the Acquisition Proposal.

         (b) During such five Business Day period, Primetech acknowledges that Celestica shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Primetech Board of Directors will review any offer by Celestica to amend the terms of this Agreement in good faith in order to determine, in its discretion exercising its fiduciary duties, whether Celestica's offer upon acceptance by Primetech would be at least as favourable from a financial point of view as the Acquisition Proposal. If the Primetech Board of Directors so determines, it will enter into an amended agreement with Celestica reflecting Celestica's amended proposal. If the Primetech Board of Directors continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Acquisition Proposal is nonetheless more favourable from a financial point of view and therefore rejects Celestica's amended proposal, Primetech will forthwith pay to Celestica the payment payable to Celestica under Section 5.7 as required thereunder.

         (c) Primetech also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Clause (ii) of Subsection 5.6(a) to initiate an additional five Business Day notice period.

5.7               BREAK FEE EVENT.

                  If (a) this Agreement is terminated by Primetech pursuant to
Section 7.3(e); (b) this Agreement is terminated by Celestica pursuant to
Section 7.3(c); (c) this Agreement is terminated by Celestica pursuant to
Section 7.3(b): (i) through the fault (whether by commission or omission) of Primetech failing to submit the Arrangement for approval to the Shareholders and Optionholders as obligated hereunder, or (ii) as a result of a breach by Primetech of any of the covenants in Section 5.5 or 5.6; or (d) an Acquisition Proposal shall have been made to Primetech and made known to the Shareholders generally or have been made directly to the Shareholders generally or any person shall have publicly announced an intention to make an Acquisition Proposal and such Acquisition Proposal or announced intention shall not have been withdrawn prior to the Meeting, there is a failure to obtain the approval of the Arrangement by the Shareholders and Optionholders at the Meeting, and this Agreement is terminated by either Celestica or Primetech pursuant to Section 7.3(d) and within twelve months after such termination Primetech shall have entered into an agreement (a "SUBSEQUENT AGREEMENT") with respect to a transaction that would constitute an Acquisition Proposal if it were the subject of a proposal and such transaction is thereafter completed or within such twelve-month period a transaction that would constitute an Acquisition Proposal is completed with or by any third party and whether or not a Subsequent Agreement is entered into by Primetech with respect to such transaction, then Primetech shall pay to Celestica, one Business Day following the termination of this Agreement and, in the case of (d) above, one Business Day following the completion of such transaction, Cdn.$11.5 million in immediately available funds to an account designated by Celestica.

5.8               EMPLOYMENT AGREEMENTS AND OPTIONS.

         (a) Primetech shall use its best efforts to enter into agreements, in form and substance satisfactory to Celestica, to terminate and replace the Employment Agreements, effective at or prior to the Effective Time.

         (b) Primetech shall not take any action under the Primetech Option Plan to accelerate the time at which any Primetech Options may be exercised or to affect the time during which any Primetech Options will be exercisable.

5.9               ACCESS TO INFORMATION AND PROPERTIES.

                  Subject to the Celestica NDA and applicable Law, upon reasonable notice, Primetech shall (and shall cause the Subsidiary to) afford Celestica's officers, employees, counsel, accountants and other authorized representatives and advisors reasonable access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel as Celestica may reasonably request. Without limiting the foregoing, Celestica and its representatives, agents and contractors may enter upon the real properties owned, operated, occupied, used or leased by Primetech or the Subsidiary and conduct such environmental and public and occupational health and safety investigations as Celestica may consider to be desirable, including Phase II or other intrusive testing, sampling and analysis, and each of Primetech and the Subsidiary shall fully cooperate in all reasonable ways and ensure that its employees and others under its direction or control fully cooperate in connection with the conduct thereof. Nothing in the foregoing shall require Primetech to disclose information subject to a written confidentiality agreement with third parties, provided that Primetech shall use reasonable commercial efforts to obtain the consent of any third party to such disclosure, if requested by Celestica and (ii) Primetech shall disclose such information as may be reasonably necessary for the purpose of preparing submissions or applications in order to obtain any regulatory approvals required in connection with the Arrangement.

5.10              FURTHER ASSURANCES.

                  Subject to the conditions herein provided, each Party agrees, as soon as reasonably practicable following the date hereof: (i) to actively and diligently pursue all regulatory and other approvals and consents (including, if required in the case of Celestica, exemptions from the requirements of any stock exchange or securities regulatory authority for shareholder approval for the issuance of Celestica Subordinate Voting Shares hereunder) necessary to consummate the Arrangement; (ii) to use reasonable commercial efforts to make all necessary registrations and filings (including filings under applicable Laws and submissions of information requested by Governmental Entities) to obtain same; and (iii) to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated by this Agreement, including the execution and delivery of such documents as the other Parties hereto may reasonably require. Each of the Parties hereto, where appropriate, shall reasonably co-operate with the other Parties in taking such actions.

5.11              DIRECTORS' AND OFFICERS' INSURANCE.

                  Celestica agrees that for the period from the Effective Date until the sixth anniversary of the Effective Date, Celestica shall cause Primetech or any successor to Primetech to maintain directors' and officers' insurance coverage having terms and conditions no less beneficial in all material respects to the directors and officers of Primetech than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Primetech, covering claims made prior to or within six years after the earlier of the resignation of such director or officer or the Effective Date.

                                    ARTICLE 6

                          CONDITIONS TO THE ARRANGEMENT

6.1               MUTUAL CONDITIONS PRECEDENT.

                  The respective obligations of Celestica and Primetech to complete the Arrangement and to file articles of arrangement to give effect to the Arrangement shall be subject to the satisfaction of the following conditions:

         (a) the Plan of Arrangement, either with or without amendment, shall have been approved at the Meeting in accordance with the Interim Order;

         (b) the Arrangement shall have been approved by Shareholders and Optionholders at the Meeting in accordance with Section 2.5;

         (c) the Interim Order and the Final Order shall have been obtained in form and substance satisfactory to each of Celestica and Primetech, acting reasonably and shall not have been set aside or modified in a manner unacceptable to such Parties on appeal or otherwise;

         (d) there shall not exist any prohibition at Law against the completion of the Arrangement or the acquisition by Celestica of Primetech Common Shares pursuant thereto; and

         (e) the TSE shall have provided conditional listing approval of the Celestica Subordinate Voting Shares to be issued pursuant to the Plan of Arrangement or to be issued pursuant to the exercise of Exchanged Options, subject to Celestica filing customary documents with the TSE, and the NYSE shall have approved of the listing of such Celestica Subordinate Voting Shares, subject to notice of issuance.

                  The foregoing conditions are for the mutual benefit of Celestica on the one hand and Primetech on the other hand and may be waived, in whole or in part, by either of them at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before August 31, 2001 or, if earlier, the date required for the performance thereof, then either Celestica or Primetech may terminate this Agreement by written notice to the other Parties in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of such terminating Party's breach of this Agreement; provided, however, that if any such condition that has not been waived by the terminating Party cannot be complied with on or before August 31, 2001 as a result of an injunction or order made by a court or regulatory authority of competent jurisdiction (provided that such injunction or order is being contested or appealed) the deadline for complying with such condition shall be extended for a period ending on the earlier of September 30, 2001 and such date as is the earliest date on which such condition may be complied with following the date on which such injunction or order ceases to be in effect.

6.2               CELESTICA CONDITIONS PRECEDENT.

                  The obligations of Celestica to complete the Arrangement shall be subject to the satisfaction of the following conditions:

         (a) the representations and warranties made by Primetech in this Agreement which are qualified by materiality shall be true and correct as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Primetech in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and Primetech shall have provided to Celestica the certificate of two officers of Primetech certifying such accuracy on the Effective Date;

         (b) Primetech shall have complied with its covenants herein, and Primetech shall have provided to Celestica the certificate of two officers of Primetech certifying that Primetech has so complied with its covenants herein;

         (c) all requisite regulatory approvals, reviews or decisions (including those of any stock exchanges or securities or other regulatory authorities) required for the completion of the Arrangement shall have been obtained or concluded on terms satisfactory to Celestica, acting reasonably;

         (d) (i) no act, action, suit or proceeding shall have been threatened or taken before or by any Governmental Entity or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and (ii) no Law shall have been proposed, enacted, promulgated or applied:

                           (A) to cease trade, enjoin, prohibit or impose materially adverse limitations or conditions on the consummation of the Arrangement or on the right of Celestica to own or exercise full rights of ownership of the Primetech Common Shares to be acquired by it under the Arrangement or any of them; or

                           (B)      which, if the Arrangement was consummated,
                                    (x) would require Primetech or the
                                    Subsidiary to dispose of a material asset, impose materially adverse limitations or conditions on the business or operations of Primetech and the Subsidiary, or impose material fines or penalties on Primetech or the Subsidiary and (y) such disposition, limitations, fines or penalties would have a Primetech Material Adverse Effect or a Celestica Material Adverse Effect;

         (e) either: (i) the Commissioner of Competition under the Competition Act (the "COMMISSIONER") shall have issued an advance ruling certificate under section 102 of the Competition Act in respect of the Arrangement and shall not have subsequently withdrawn or purported to have withdrawn such advance ruling certificate prior to Effective Date or shall not have stated or otherwise indicated that he has obtained new information as a result of which he is no longer satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the Arrangement; (ii) the applicable waiting period under section 123 of the Competition Act shall have expired, and the Commissioner or his authorized representative shall have advised Celestica (on terms and in a form satisfactory to Celestica) that the Commissioner does not intend to make an application under section 92 of the Competition Act in respect of the Arrangement and neither the Commissioner nor any of his representatives shall have rescinded or amended such advice; or (iii) the Commissioner or his authorized representative shall have advised Celestica (on terms and in a form satisfactory to Celestica) that the Commissioner does not intend to make an application under section 92 of the Competition Act in respect of the Arrangement and neither the Commissioner nor any of his representatives shall have rescinded or amended such advice and the Commissioner or his authorized representative shall have provided the Parties with a waiver from complying with
                  Part IX of the Competition Act under section 113(c);

         (f) the number of Primetech Common Shares held by Shareholders that have exercised Dissent Rights at or prior to the Meeting shall not exceed 10% of the number of Primetech Common Shares outstanding immediately prior to the Effective Time;

         (g) Primetech shall have entered into agreements, in form and substance satisfactory to Celestica, to terminate and replace the Employment Agreements, effective at or prior to the Effective Time;

         (h) Primetech shall have entered into agreements, in form and substance satisfactory to Celestica, to terminate and replace the Pension Agreements effective at or prior to the Effective Time;

         (i) there shall not exist and shall not have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to Celestica in writing) any change that has a Primetech Material Adverse Effect and no fact or information shall have come to Celestica's attention that materially and adversely affects its assessment of Primetech's business, operations, assets, properties, conditions (financial or otherwise) or prospects;

         (j) Celestica shall not have become aware of any untrue statement of a material fact in the Primetech Public Documents, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made, in either case that is adverse to Primetech; and

         (k) Celestica shall have received certificates signed by each of John McAllister, Gordon Gray and David Brown, in each case without personal liability, certifying that: (a) such individual has read the representations and warranties of Primetech contained in the Arrangement Agreement and has made or has caused to be made such enquiries and investigations as are necessary or advisable in the circumstances to verify the accuracy of such representations and warranties; and (b) the representations and warranties of Primetech contained in this Agreement which are qualified by materiality are true and correct on and as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties were true and correct as of such earlier date), and all other representations and warranties of Primetech made in this Agreement which are not so qualified are true and correct in all material respects on and as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties were true and correct as of such earlier date).

                  The foregoing conditions precedent are for the benefit of Celestica and may be waived, in whole or in part, by Celestica in writing at any time. If any of the said conditions shall not be complied with or waived by Celestica on or before August 31, 2001 or, if earlier, the date required for the performance thereof, then Celestica may terminate this Agreement by written notice to the other Parties in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of Celestica's breach of this Agreement; provided, however, that if any such condition that has not been waived by the Celestica cannot be complied with on or before August 31, 2001 as a result of an injunction or order made by a court or regulatory authority of competent jurisdiction (provided that such injunction or order is being contested or appealed) the deadline for complying with such condition shall be extended for a period ending on the earlier of September 30, 2001 and such date as is the earliest date on which such condition may be complied with following the date on which such injunction or order ceases to be in effect.

6.3               PRIMETECH CONDITIONS PRECEDENT.

                  The obligations of Primetech to complete the Arrangement shall be subject to the satisfaction of the following conditions:

         (a) the representations and warranties made by Celestica in this Agreement which are qualified by materiality shall be true and correct as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Celestica in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except in each case to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and Celestica shall have provided to Primetech the certificate of two officers of Celestica certifying such accuracy on the Effective Date;

         (b) Celestica shall have complied with its covenants herein, and Celestica shall have provided to Primetech the certificate of two officers of Celestica certifying that Celestica has so complied with its covenants herein;

         (c) all requisite regulatory approvals, reviews or decisions (including those of any stock exchanges or securities or other regulatory authorities) required for the completion of the Arrangement shall have been obtained or concluded on terms satisfactory to Primetech, acting reasonably;

         (d) (i) no act, action, suit or proceeding shall have been threatened or taken before or by any Governmental Entity or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and (ii) no Law shall have been proposed, enacted, promulgated or applied:

                           (A) to cease trade, enjoin, prohibit or impose materially adverse limitations or conditions on the consummation of the Arrangement or on the issuance of the Celestica Subordinate Voting Shares to be issued pursuant to this Agreement; or

                           (B)      which, if the Arrangement was consummated,
                                    (x) would require Celestica or any of its subsidiaries to dispose of a material asset, impose materially adverse limitations or conditions on the business or operations of Celestica and its subsidiaries, taken as a whole, or impose material fines or penalties on Celestica or any of its subsidiaries and
                                    (y) such disposition, limitations, fines or penalties would have a Primetech Material Adverse Effect or a Celestica Material Adverse Effect; and

         (e) there shall not exist and shall not have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to Primetech in writing) any change that has a Celestica Material Adverse Effect.

                  The foregoing conditions precedent are for the benefit of Primetech and may be waived, in whole or in part, by Primetech in writing at any time. If any of the said conditions shall not be complied with or waived by Primetech on or before August 31, 2001 or, if earlier, the date required for the performance thereof, then Primetech may terminate this Agreement by written notice to Celestica in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of Primetech's breach of this Agreement; provided, however, that if any such condition that has not been waived by Celestica cannot be complied with on or before August 31, 2001 as a result of an injunction or order made by a court or regulatory authority of competent jurisdiction (provided that such injunction or order is being contested or appealed) the deadline for complying with such condition shall be extended for a period ending on the earlier of September 30, 2001 and such date as is the earliest date on which such condition may be complied with following the date on which such injunction or order ceases to be in effect.

6.4               NO WAIVER, ETC.

                  The conditions under Section 6.1 are for the benefit of Primetech and Celestica only, the conditions under Section 6.2 are for the exclusive benefit of Celestica and the conditions under Section 6.3 are for the exclusive benefit of Primetech, and may be asserted by Celestica or Primetech, as the case may be, at any time, regardless of the circumstances giving rise to such assertion, including any action or inaction by Celestica or Primetech, as the case may be. Celestica or Primetech may waive any condition for its benefit in whole or in part at any time and from time to time, both before and after the Effective Date, without prejudice to any of their other respective rights. The failure of Celestica or Primetech at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

6.5               MERGER OF CONDITIONS.

                  The conditions set out in Section 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon filing of the Articles of Arrangement as contemplated by this Agreement and the issuance of a certificate of arrangement in respect thereof under the CBCA. Primetech acknowledges and agrees that it shall have no right to file Articles of Arrangement unless such conditions have been satisfied, fulfilled or waived.

                                    ARTICLE 7

                        AMENDMENT, TERMINATION AND WAIVER

7.1          AMENDMENT.

         (i) This Agreement (excluding Exhibit A, which may be amended as provided therein), may be amended by written agreement of the Parties at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date without, subject to applicable Law, further notice to or authorization on the part of the Shareholders or Optionholders.

         (ii) The Parties mutually agree that if a Party proposes any amendment or amendments to this Agreement or to the Plan of Arrangement, the other Parties will act reasonably in considering such amendment and if the other Parties and the Shareholders are not prejudiced by reason of any such amendment, the other Parties will cooperate in a reasonable fashion with the Party proposing the amendment so that such amendment can be effected subject to applicable Law and the rights of the Shareholders.

7.2               MUTUAL UNDERSTANDING REGARDING AMENDMENTS.

                  In addition to the transactions contemplated hereby or at the request of a Party, the Parties will continue from and after the date hereof and through and including the Effective Date, to use their respective commercially reasonable efforts to maximize present and future planning opportunities for Shareholders, for Celestica and for Primetech and the Subsidiary as and to the extent that the same shall not prejudice any Party or its securityholders. The Parties will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

                  The Parties mutually agree that if a Party proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, Primetech on the one hand and Celestica on the other hand will act reasonably in considering such amendments and, if the other Party or Parties and their shareholders are not prejudiced by reason of any such amendment, the other Party or Parties will cooperate in a reasonable fashion with the Party proposing the amendment so that the amendment can be effected subject to applicable Laws and the rights of the Shareholders.

7.3               TERMINATION.

                  This Agreement may be terminated at any time prior to the Effective Date:

         (a)      by mutual written consent of Celestica and Primetech;

         (b)      as provided in Sections 6.1, 6.2 and 6.3;

         (c) by Celestica, if the Primetech Board of Directors shall have withdrawn or modified in a manner adverse to Celestica its approval or recommendation of the Arrangement, or approved or recommended any Superior Proposal;

         (d) by Celestica or by Primetech, if the Meeting shall have been held and completed and the approval of the Arrangement by the Shareholders and Optionholders required by Section 6.1(b) shall not have occurred; or

         (e) by Primetech, upon any determination by Primetech, after the conclusion of the process set out in Sections 5.5 and 5.6, that an Acquisition Proposal constitutes a Superior Proposal.

7.4               WAIVER.

                  At any time prior to the Effective Time, any Party may: (a) extend the time for the performance of any of the obligations or other acts of any other Party thereto; or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that no such extension or waiver shall be binding unless made in writing.

7.5               EFFECT OF TERMINATION.

                  If this Agreement is terminated as provided in Section 7.3, there shall be no liability or further obligation on the part of any Party or any of their respective shareholders, officers or directors, except for liability arising from a wilful breach of any representations, warranties or covenants in this Agreement or fraud (and any action with respect thereto must be commenced within two years of the date hereof) and except for the obligation of Primetech to pay any amounts payable by it in accordance with Section 5.7 of this Agreement which shall survive any termination of this Agreement; provided, however, that any termination of this Agreement shall not affect the obligations of the Parties under the Celestica NDA.

                                    ARTICLE 8

                                     GENERAL

8.1               EXPENSES.

                  The Parties agree that all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal fees, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expenses.

                  Celestica and Primetech represent and warrant to each other that, except for the fees payable by Primetech to PricewaterhouseCoopers Securities Inc. and CIBC World Markets Inc. that are set out in the Primetech Disclosure Statement and any soliciting dealer fees payable by Primetech, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement.

8.2               REMEDIES.

                  The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and advisors and that such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any such breach or a threatened breach of this Agreement by one of the Parties, Primetech (if Celestica is the breaching Party) or Celestica (if Primetech is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including Section
7.3 and Section 7.5, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or in equity to each of the Parties.

8.3               NOTICES.

                  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered, or if sent by facsimile transmission, upon receipt of confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent during normal business hours on a business day, failing which it shall be deemed to have been received on the next business day.

                  If to Celestica:

                           Celestica Inc.
                           7th Floor
                           12 Concorde Place
                           Toronto, ON  M3C 3R8

                           Attention:       Vice-President and General Counsel
                           Fax No.:         (416) 386-7817
                 with a copy to:

                 Celestica Inc.
                 7th Floor
                 12 Concorde Place
                 Toronto, ON  M3C 3R8

                  Attention:       Senior Vice-President, Mergers & Acquisitions
                  Fax No.:         (416) 448-5444

           if to Primetech:

                  18107 TransCanada Highway
                  Kirkland, Quebec H9J 3K1

                  Attention:       President and Chief Executive Officer
                  Fax No.:         (514) 693-5441

                  with a copy to:

                  Ogilvy Renault
                  1981 McGill College Avenue
                  Suite 1100
                  Montreal, Quebec
                  H3A 3C1

                  Attention:       Norman M. Steinberg
                  Fax No.:         (514) 489-6458

Any party may change its address for service from time to time by giving notice to the other parties in accordance with this Section 8.3.

8.4               INVESTIGATION.

                  Any investigation by a Party and its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party or Parties, as applicable, contained in this Agreement or any document or certificate given pursuant hereto.

8.5               SEVERABILITY.

                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each Party's anticipated benefits under the Agreement.

8.6               ENTIRE AGREEMENT, ASSIGNMENT AND GOVERNING LAW.

         (i) This Agreement, the Celestica NDA and the Support Agreements, as the same have been or may be waived or amended, together with all other documents and instruments referred to herein, constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

         (ii) This Agreement: (i) is not intended to confer upon any other person any rights or remedies hereunder; (ii) shall not be assigned by operation of Law or otherwise (except that Celestica may assign all or any portion of its rights under this Agreement to any wholly-owned subsidiary of Celestica, but no such assignment shall relieve Celestica of its obligations hereunder); and (iii) shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to the principles of conflict of Laws thereof and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario.

8.7               BINDING EFFECT.

                  This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and specific references to "successors" elsewhere in this Agreement shall not be construed to be in derogation of the foregoing.

8.8               COUNTERPARTS.

                  This Agreement and any amendment, supplement or restatement thereof may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

8.9               ENGLISH LANGUAGE.

                  The parties hereto have expressly requested that this Agreement and the Exhibits thereto be drafted in the English language. Les parties a la presente ont expressement demande que cette entente ainsi que les cedules s'y rattachant soient redigees dans la langue anglaise.

                  IN WITNESS WHEREOF the Parties hereto have executed this Agreement.


                                   CELESTICA INC.


                                   by  /s/ RAHUL SURI
                                       -----------------------------------------
                                       Rahul Suri
                                       Senior Vice-President,
                                       Mergers and Acquisitions


                                   PRIMETECH ELECTRONICS INC.


                                   by  /s/ JOHN MCALLISTER
                                       -----------------------------------------
                                       John McAllister
                                       President and Chief Executive Officer

                                    EXHIBIT A

                          TO THE ARRANGEMENT AGREEMENT
                                MADE MAY 31, 2001
                             BETWEEN CELESTICA INC.
                         AND PRIMETECH ELECTRONICS INC.


                      PLAN OF ARRANGEMENT UNDER SECTION 192
                     OF THE CANADA BUSINESS CORPORATIONS ACT


                                    ARTICLE 1

                                 INTERPRETATION

1.1               DEFINITIONS.

                  In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith:

         (a) "ARRANGEMENT" means the proposed arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement and any amendment thereto made in accordance with Section 7.1 of the Arrangement Agreement;

         (b) "ARRANGEMENT AGREEMENT" means the agreement made between Celestica and Primetech dated May 31, 2001 to which this Plan of Arrangement is attached as Exhibit A and all amendments thereto;

         (c) "ARRANGEMENT RESOLUTION" means the special resolution passed by the holders of Primetech Common Shares and Primetech Options at the Meeting (voting together as a single class) approving the Arrangement;

         (d) "BUSINESS DAY" means a day other than a Saturday, Sunday or day on which Canadian chartered banks are authorized or required by law to be closed in Toronto, Ontario or Montreal, Quebec;

         (e)      "CBCA" means the CANADA BUSINESS CORPORATIONS ACT;

         (f) "CELESTICA" means Celestica Inc., a corporation governed by the OBCA;

         (g) "CELESTICA SUBORDINATE VOTING SHARES" means subordinate voting shares in the capital of Celestica;

         (h) "CELESTICA WEIGHTED AVERAGE TRADING PRICE" means the weighted average trading price of the Celestica Subordinate Voting Shares on the TSE for the twenty trading days ending on the fifth Business Day immediately preceding the Effective Date;

         (i) "CONSIDERATION" or "SHARE EXCHANGE RATIO" means, in respect of each Primetech Common Share or Holdco Share, that portion of a Celestica Subordinate Voting Share that is equal to:

                  (i) if the Celestica Weighted Average Trading Price is less than $68.19 the ratio equal to $15.00 divided by the Celestica Weighted Average Trading Price (expressed to two decimal places with amounts less than 0.005 being rounded down and amounts equal to or greater than 0.005 being rounded up, in each case to the nearest one-hundredth of a Celestica Subordinate Voting Share);

                  (ii) if the Celestica Weighted Average Trading Price is greater than $90.91, the ratio equal to $20.00 divided by the Celestica Weighted Average Trading Price (expressed to two decimal places with amounts less than 0.005 being rounded down and amounts equal to or greater than 0.005 being rounded up, in each case to the nearest one-hundredth of a Celestica Subordinate Voting Share); and

                  (iii) in all other circumstances, the ratio equal to 0.22.

         (j) "COURT" means the Superior Court of Quebec, District of Montreal, unless otherwise agreed to by Celestica and Primetech;

         (k)      "DEPOSITARY" means CIBC Mellon Trust Company;

         (l) "DISSENT RIGHTS" means the right of a Shareholder to dissent in respect of the Arrangement pursuant to the procedures set forth in section 190 of the CBCA and Section 3.1;

         (m) "EFFECTIVE DATE" means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

         (n) "EFFECTIVE TIME" means 12:01 a.m. (Montreal time) on the Effective Date;

         (o) "EXCHANGED OPTION" has the meaning ascribed thereto in Subsection 2.2(d);

         (p)      "HOLDCO" has the meaning ascribed thereto in Section 2.3;

         (q)      "HOLDCO AGREEMENT" has the meaning ascribed thereto in Section
                  2.3;

         (r)      "HOLDCO ELECTION" has the meaning ascribed thereto in Section
                  2.3;

         (s) "HOLDCO ELECTION DEADLINE" means 5:00 p.m. (Montreal time) on the day which is seven Business Days immediately preceding the date of the Meeting;

         (t)      "HOLDCO SHAREHOLDER" has the meaning ascribed thereto in
                  Section 2.3;

         (u) "HOLDCO SHARE" means a common share in the capital of a Holdco in respect of which a valid Holdco Election is made;

         (v) "INTERIM ORDER" means the interim order of the Court providing for, among other things, the calling and holding of the Meeting;

         (w) "MEETING" means the meeting of holders of Primetech Common Shares and Primetech Options to be held for the purpose of considering the Arrangement and any adjournment(s) or postponement(s) thereof;

         (x)      "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario);

         (y) "PLAN OF ARRANGEMENT" means this plan of arrangement as the same may be amended from time to time in accordance with the terms of Section 5.1;

         (z) "PRIMETECH" means Primetech Electronics Inc., a corporation governed by the CBCA;

         (aa) "PRIMETECH ARTICLES" means the Articles of Amalgamation of Primetech dated October 7, 1997, as amended;

         (bb) "PRIMETECH COMMON SHARES" means common shares in the capital of Primetech;

         (cc) "PRIMETECH DISSENTING SHAREHOLDER" means a Shareholder who exercises such holder's Dissent Rights;

         (dd) "PRIMETECH OPTION" means an option to acquire Primetech Common Shares granted prior to the Effective Date pursuant to the Primetech Option Plan;

         (ee) "PRIMETECH OPTION PLAN" means the stock option plan of Primetech known as the 1998 Stock Option Plan, as amended;

         (ff)     "SHAREHOLDER" means a holder of Primetech Common Shares;

         (gg)     "TAX ACT" means the INCOME TAX ACT (Canada); and

         (hh)     "TSE" means the Toronto Stock Exchange.

1.2               APPENDICES.

                  The following Appendix is attached to this Plan of Arrangement and forms part hereof:

                  Appendix 1      -      Provisions to be included in Holdco
                                         Agreement


1.3               CONSTRUCTION.

                  In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

         (a) references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Plan of Arrangement and not to any particular Section, Subsection or Clause;

         (b) references to an "Article", "Section", "Subsection" or "Clause" are references to an Article, Section, Subsection, Clause or Appendix of or to this Plan of Arrangement;

         (c) words importing the singular shall include the plural and VICE VERSA, words importing gender shall include the masculine, feminine and neuter genders, and references to a "person" or "persons" shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

         (d) the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

         (e) the words "includes" and "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

         (f) a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation.

1.4               CURRENCY.

                  All references to currency herein are to lawful money of Canada unless otherwise specified.

                                    ARTICLE 2

                                 THE ARRANGEMENT

2.1               ARRANGEMENT AGREEMENT.

                  This Plan of Arrangement is made pursuant to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in section 192 of the CBCA.

2.2               THE ARRANGEMENT.

                  Commencing at 12:01 a.m. (Montreal time) on the Effective Date, subject to the Dissent Rights referred to in Section 3.1, the following shall occur and be deemed to occur in the following order without any further act or formality and, except as otherwise noted in this Section 2.2, with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

         (a) Each Primetech Common Share (other than those held by Primetech Dissenting Shareholders or any Holdco in respect of which a valid Holdco Election is made) and each Holdco Share will be transferred to Celestica in exchange for the Consideration.

         (b) In respect of each Primetech Common Share transferred pursuant to Section 2.2(a), the name of the holder of such Primetech Common Share will be removed from the register of holders of Primetech Common Shares and added to the register of holders of Celestica Subordinate Voting Shares, and Celestica will be added to the register of holders of Primetech Common Shares. The stated capital account in respect of the Celestica Subordinate Voting Shares issued as consideration for such Primetech Common Shares shall be increased by an amount equal to the lesser of: (i) the maximum amount permitted to be added to the paid-up capital of such Celestica Subordinate Voting Shares without resulting in a deduction in computing paid-up capital of the Celestica Subordinate Voting Shares pursuant to Subsection 85.1(2.1) of the Tax Act, and (ii) the amount permitted to be added pursuant to the OBCA.

         (c)      In respect of each Holdco Share transferred pursuant to
                  Section 2.2(a), the name of the Holdco Shareholder will be removed from the register of holders of common shares of the Holdco and Celestica will be added to the register of the common shares of the Holdco and the name of such Holdco Shareholder will be added to the register of holders of Celestica Subordinate Voting Shares. The stated capital account in respect of the Celestica Subordinate Voting Shares issued as consideration for such Holdco Shares shall be increased by an amount equal to the lesser of (i) the maximum amount permitted to be added to the paid-up capital of such Celestica Subordinate Voting Shares without resulting in a deduction in computing paid-up capital of the Celestica Subordinate Voting Shares pursuant to Subsection 85.1(2.1) of the Tax Act, and (ii) the amount permitted to be added pursuant to the OBCA.

         (d) Primetech Options will be treated as follows: (i) each Primetech Option (including each unvested Primetech Option) that has not been exercised prior to the Effective Date will be disposed of and exchanged for a new option (an "EXCHANGED OPTION") with the same terms as the Primetech Option except as set out herein (including as to vesting and termination, but subject to Clause (ii) of this Subsection 2.2(d)); (ii) thereafter, each such Exchanged Option will entitle its holder to purchase the number of Celestica Subordinate Voting Shares equal to the product of (A) the Share Exchange Ratio and (B) the number of Primetech Common Shares subject to such Primetech Option immediately prior to the exchange, for an exercise price per Celestica Subordinate Voting Share equal to the exercise price per share of such Primetech Option immediately prior to the exchange divided by the Share Exchange Ratio; and (iii) Celestica will assume Primetech's obligations under the Primetech Option Plan and will be entitled to Primetech's rights thereunder, including the right to receive the exercise price upon the exercise of Exchanged Options. If the foregoing calculations result in any Exchanged Option being exercisable for a fraction of a Celestica Subordinate Voting Share, then the number of Celestica Subordinate Voting Shares subject to such Exchanged Option will be rounded down to the next whole number, and the aggregate exercise price for such Exchanged Option will be reduced by the exercise price of such fractional Celestica Subordinate Voting Share. The Primetech Option Plan will be deemed to be and shall be amended to give effect to the foregoing provisions of this Subsection 2.2(d).

         (e) In lieu of delivery of fractional Celestica Subordinate Voting Shares to the holders of Primetech Common Shares or of Holdco Shares, each holder of Primetech Common Shares or of Holdco Shares who would otherwise be entitled to receive a fraction of a Celestica Subordinate Voting Share shall be paid an amount in cash determined in accordance with Section 4.3 hereof.

2.3               HOLDCO ELECTION.

         (a) Shareholders that are resident in Canada for purposes of the Tax Act ("HOLDCO SHAREHOLDERS") of a corporation ("HOLDCO") which: (i) was incorporated under the laws of Canada on or after May 1, 2001; (ii) has never had any assets other than Primetech Common Shares or cash; (iii) has no liabilities whatsoever; and (iv) on the Effective Date has, as its only issued and outstanding securities, a number of common shares of Holdco equal to the number of Primetech Common Shares which are owned by such Holdco, may jointly elect in respect of all the Primetech Common Shares held by such Holdco (the "HOLDCO ELECTION"), prior to the Holdco Election Deadline, to have all the issued and outstanding common shares of the Holdco transferred to Celestica in exchange for the Consideration. For greater certainty, the Consideration received for such Holdco Shares shall be identical to the Consideration which such Holdco would have been entitled to receive if the Primetech Common Shares held by such Holdco were acquired directly by Celestica under the Plan of Arrangement.

         (b) Each Holdco Shareholder that has made the Holdco Election will be required to enter into a share purchase agreement (the "HOLDCO AGREEMENT") with Celestica providing for the acquisition by Celestica of all the issued and outstanding Holdco Shares in accordance with Section 2.2(a) hereof and containing such representations and warranties, terms and conditions and indemnities as Celestica may reasonably request in connection therewith, including, without limitation, the representations and warranties, terms and conditions and indemnities set out in Appendix A hereto, and containing the requirement for the Holdco Shareholders to arrange for the provision of a legal opinion of such holders' legal counsel in form satisfactory to Celestica, acting reasonably, in connection with the purchase and sale of such Holdco Shares. Failure of any holder of Primetech Common Shares to properly make a Holdco Election on or prior to the Holdco Election Deadline or failure of Holdco Shareholders to properly enter into a Holdco Agreement will disentitle such shareholders to the Holdco Election.

                                    ARTICLE 3

                                RIGHTS OF DISSENT

3.1               RIGHTS OF DISSENT.

                  Holders of Primetech Common Shares may exercise Dissent Rights pursuant to and in the manner set forth in Section 190 of the CBCA and in this
Section 3.1 in connection with the Arrangement as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Primetech before 5:00 p.m. (Montreal time) on the Business Day preceding the Meeting. Holders who duly exercise such Dissent Rights and who:

         (a) are ultimately entitled to be paid by Primetech the fair value for their Primetech Common Shares shall be deemed to have transferred such shares to Primetech for cancellation on the Effective Date immediately prior to the first step of the Plan of Arrangement set out in Subsection 2.2(a) being effective; or

         (b) are ultimately not entitled to be paid by Primetech the fair value for their Primetech Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder as at and from the Effective Date, but in no case shall Primetech, Celestica or any other person be required to recognize such holders as holders of Primetech Common Shares after the Effective Date, and the names of such holders shall be deleted from the applicable register of shareholders on the Effective Date. For greater certainty, in addition to any other restrictions in section 190 of the CBCA, neither of the following shall be entitled to exercise Dissent
Rights: (i) Holdcos in respect of which a Holdco Election has been made; and
(ii) Shareholders or Holdco Shareholders who vote in favour of the Plan of Arrangement, enter into a Holdco Agreement or make a Holdco Election.


                                    ARTICLE 4

                                  CERTIFICATES

4.1               ENTITLEMENT OF HOLDERS OF PRIMETECH COMMON SHARES.

                  Subject to the provisions of Section 4.3, after the Effective Date, the former holders of Primetech Common Shares will be entitled to receive, on surrender to the Depositary of the certificates evidencing the Primetech Common Shares held by them together with such other documents or instruments as would have been required to effect the transfer of the Primetech Common Shares under the articles and by-laws of Primetech and such additional documents and instruments as the Depositary may reasonably require, and the Depositary shall deliver to such holder, (i) a certificate representing the number of Celestica Subordinate Voting Shares (rounded down to the nearest whole number) which such holder has the right to receive, (ii) any dividends or distributions thereon pursuant to Section 4.2 and (iii) any cash to which such holder is entitled in lieu of a fractional Celestica Subordinate Voting Share pursuant to Section 4.3, and the certificate representing such Primetech Common Shares shall be cancelled. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Date represented Primetech Common Shares shall be deemed on and after the Effective Date to represent only the right to receive on such surrender (i) the certificate representing Celestica Subordinate Voting Shares as contemplated by this Section 4.1, (ii) any dividends or distributions with a record date on or after the Effective Date theretofore paid or payable with respect to Celestica Subordinate Voting Shares, as contemplated by Section 4.2, and (iii) a cash payment in lieu of any fractional Celestica Subordinate Voting Shares as contemplated by Section 4.3.

4.2               DISTRIBUTIONS.

                  No dividends or other distributions declared or made on or after the Effective Date with respect to Celestica Subordinate Voting Shares with a record date on or after the Effective Date shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Date represented outstanding Primetech Common Shares or Holdco Shares that were exchanged pursuant to Section 2.2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.3, unless and until the holder of record of such certificate shall surrender such certificate in accordance with Section 4.1. Prior to such time, such dividends, distributions, cash payments in lieu of fractional shares or other amounts will be made or paid to the Depositary to be held by it in trust for that holder. All monies so held in trust by the Depositary shall be deposited in an interest-bearing account and any interest earned on such funds shall be for the account of Celestica. Such amount will be provided to the Depositary by Celestica upon request by the Depositary.

4.3               FRACTIONAL SHARES.

                  No certificates or scrip representing fractional Celestica Subordinate Voting Shares will be issued upon the surrender for exchange of certificates pursuant to Section 4.1 and no dividend, stock split, or other change in the capital structure of Celestica shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a securityholder of Celestica. In lieu of such fractional securities, such person otherwise entitled thereto shall receive a cash payment equal to the amount obtained by multiplying the fraction of a Celestica Subordinate Voting Share otherwise issuable by the Celestica Weighted Average Trading Price.


                                    ARTICLE 5

                                   AMENDMENTS

5.1               AMENDMENTS TO PLAN OF ARRANGEMENT.

         (a) Celestica and Primetech reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be
                  (i) set out in writing, (ii) approved by the other, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to holders of Primetech Common Shares and Primetech Options if and as required by the Court.

         (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Celestica or Primetech at any time prior to or at the Meeting (provided that the other shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

         (c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by each of Celestica and Primetech.

         (d) Any amendment, modification or supplement to the Plan of Arrangement may be made following the Effective Date unilaterally by Primetech, provided that it concerns a matter which, in the reasonable opinion of Primetech, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Celestica or any holder of Primetech Common Shares.

                                   APPENDIX 1

                          PROVISIONS TO BE INCLUDED IN
                                HOLDCO AGREEMENT

                  Each Holdco Agreement shall include the following representations and warranties, terms and conditions, and indemnities in favour of Celestica:

I.       REPRESENTATIONS AND WARRANTIES OF THE HOLDCO SHAREHOLDERS

                  Each of the Holdco Shareholders hereby represents and warrants to Celestica as follows and hereby acknowledges and confirms that Celestica is relying on such representations and warranties in connection with the purchase by Celestica of the Holdco Shares:

         (a) the execution and delivery of this Holdco Agreement by the Holdco Shareholders and Holdco and the completion by the Holdco Shareholders and Holdco of the transactions contemplated hereby:

                  (i) will not conflict with, result in the breach of or constitute a default under the articles, by-laws or resolutions of Holdco or any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral (a "Contract") to which the Holdco Shareholders or Holdco is a party; and

                  (ii) do not and will not violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree binding upon the Holdco Shareholders or Holdco;

         (b) each of the Holdco Shareholders is not a non-resident of Canada for the purposes of the Tax Act;

         (c) each Holdco is a resident of Canada for the purposes of the Tax Act;

         (d) this Holdco Agreement has been duly executed and delivered by each of the Holdco Shareholders and Holdco and is a valid and binding obligation of each of the Holdco Shareholders and Holdco enforceable against each of the Holdco Shareholders and Holdco in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and provided that equitable remedies will only be awarded in the discretion of a court of competent jurisdiction;

         (e) all of the Holdco Shares are registered in the name of, and beneficially owned by, not more than five Holdco Shareholders free and clear of all liens, charges, encumbrances, claims and equities (collectively, "Liens");


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                                      A-12

         (f) no person has any Contract, warrant or option or any right capable of becoming a Contract, warrant or option for the purchase from any of the Holdco Shareholders of any of the Holdco Shares or from Holdco of any shares or other securities of Holdco or of any of the [insert number] Primetech Common Shares held by Holdco (the "Subject Shares");

         (g) the Holdco Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Holdco and are the only issued and outstanding shares in the capital of Holdco and, as of the Effective Date, the number of Holdco Shares outstanding is equal to the number of Subject Shares;

         (h) Holdco is a corporation duly incorporated on or after May 1, 2001 and duly organized and validly existing under the laws of Canada;

         (i) Holdco is the beneficial and registered holder of the Subject Shares all of which are held by Holdco free and clear of all Liens;

         (j) Holdco does not own or hold and has never owned or held property or assets or any interests therein of any nature or kind whatsoever other than the Subject Shares and cash and Holdco does not carry on, and has never carried on, an active business;

         (k) Holdco has no obligations, liabilities (whether actual or contingent) or indebtedness to any person, including without limitation any liabilities in respect of federal or provincial income, corporate, goods and services, capital, harmonized sales, sales, excise, employer health, surtaxes, education, social services, social security, employment insurance, health insurance, Canada, Quebec and other governmental pension plan premiums or contributions, land transfer or any other taxes, duties or imposts of any nature or kind whatsoever, or in respect of any judgments, orders, fines, interest, penalties, awards or decrees of any court, tribunal or governmental, administrative or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign;

         (l) Holdco has no subsidiaries and is not bound by any Contract to acquire or lease in any manner any shares or assets of any nature or kind whatsoever;

         (m) Holdco does not have, and has never had, any employees and its directors and officers receive no remuneration or compensation from Holdco;

         (n) Holdco is not a party to any Contract of any nature or kind whatsoever except for the Contract with the Holdco Shareholder(s) pursuant to which Holdco acquired the Subject Shares (a true and complete copy of which has been provided to Celestica);

         (o) there are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting Holdco or the Holdco Shareholders, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign, that would adversely affect in any manner the ability of Holdco and the Holdco Shareholders to enter into this Holdco Agreement and perform their obligations hereunder;

         (p) there are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting Holdco, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign;

         (q) Holdco is in full compliance with all laws, rules or regulations to which Holdco or the Subject Shares may be subject;

         (r) the books and records of Holdco fairly and correctly set out and disclose in all respects, in accordance with generally accepted accounting principles in Canada consistently applied, the financial position of Holdco as of the date hereof and all financial transactions of Holdco have been accurately recorded in such books and records; and

         (s) the corporate records and minute books of Holdco contain complete and accurate minutes of all meetings of the directors and shareholders of Holdco held since its incorporation and all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfers and register of directors and officers of Holdco are complete and accurate;

II.      COVENANTS

         (a) HOLDCO DOCUMENTS. The Holdco Shareholders and Holdco shall forthwith make available to Celestica and its authorized representatives all minute books, share certificate books, share registers, books of account, accounting records, corporate documents and all other books or records, documents, information or data relating to Holdco (collectively the "Holdco Documents"). At the time of closing, all of the Holdco Documents shall be delivered to Celestica by the Holdco Shareholders and Holdco.

         (b) NO SHARE ISSUANCES. No Holdco Shareholder that is a corporation shall issue any shares from and after the date hereof to and including the Effective Date in connection with any direct or indirect transfer of Primetech Common Shares.

III.     INDEMNIFICATION

         (a) OBLIGATIONS TO INDEMNIFY. Each of the Holdco Shareholders agrees to indemnify and save harmless Celestica from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (singly a "Loss" and collectively "Losses") suffered or incurred by Celestica as a result of or arising directly or indirectly out of or in connection with any breach by the Holdco Shareholders or Holdco of any representation, warranty, obligation or covenant of the Holdco Shareholders or Holdco contained in this Holdco Agreement. Celestica agrees to indemnify and save harmless the Holdco Shareholders from all Losses suffered or incurred by them as a result of or arising directly or indirectly out of or in connection with any breach by Celestica of any representation, warranty, obligation or covenant of Celestica contained in the Holdco Agreement.

         (b) NOTICE OF CLAIM. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to the Holdco Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting directly from the Indemnified Party's failure to give such notice on a timely basis.

         (c) DIRECT CLAIMS. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

         (d) THIRD PARTY CLAIMS. With respect to any Third Party Claim, the Indemnified Party shall have the exclusive right, at the expense of the Indemnifying Party, to contest, settle or pay the amount claimed and to retain counsel and other experts or advisers selected by the Indemnified Party in its sole discretion in connection therewith; provided, however, that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects to assume such control, the Indemnifying Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

         (e) PAYMENT AND COOPERATION. The Indemnifying Party shall pay to the Indemnified Party all amounts for which the Indemnifying Party is liable pursuant to this section promptly after the Indemnified Party incurs the Loss in respect of which such liability arises. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

         (f) TAX EFFECT. If any payment received by an Indemnified Party hereunder (an "Indemnity Payment") would constitute income for tax purposes to such Indemnified Party, the Indemnifying Party shall pay a Tax Gross Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment. The amount of any Loss for which indemnification is provided shall be adjusted to take into account any tax benefit realized by the Indemnified Party or any of its affiliates by reason of the Loss for which indemnification is so provided or the circumstances giving rise to such Loss. For purposes of this paragraph (f), any tax benefit shall be taken into account at such time as it is received by the Indemnified Party or its affiliate. For purposes of this paragraph (f), "Tax Gross Up" shall mean, with respect to any Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after tax position as it would have been in had such Indemnity Payment been received tax free; and "Calculation Method" with respect to the calculation of any Tax Gross Up on any Indemnity Payments, shall mean that such Tax Gross Up shall be calculated by using the combined Canadian federal and

                  Canadian provincial income tax rate applicable to the Indemnified Party and, except as provided in this paragraph
                  (f), without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment.